Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168425

PROSPECTUS

CHINA KANGTAI CACTUS BIO-TECH INC.

1,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,000,000 shares of common stock subject to the terms of an Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”) pursuant to which we have the right to “put” to Kodiak (the “Put”) up to $1 million in shares of our common stock (the “Investment Agreement”). All of the shares, when sold, will be sold by these selling stockholders.

We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put. We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Investment Agreement. Kodiak will pay us 83% of the volume-weighted average price of our common stock during five consecutive days immediately preceding and five consecutive days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. The selling stockholders will pay any underwriting discounts and commissions in connection with their offering of our shares of common stock.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “CKGT.OB.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 24, 2010, was $1.22.

Investing in our securities involves a high degree of risk. See “Risk Factors” in this Prospectus beginning on page 5 for a discussion of information that should be considered in connection with an investment in our securities.

Kodiak is an underwriter in connection with the resale of our common stock issued under the Investment Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 7, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Kangtai,” “CKGT,” the “Company,” “we,” “us,” and “our” refer to China Kangtai Cactus Bio-Tech Inc., and all of its subsidiaries and affiliated companies.

OUR COMPANY

The Company is principally engaged in the production, research and development, sales and marketing of products derived from cacti. The Company’s product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 387 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2009 is 19,184 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment. The Company currently has entered into co-production agreements with five processors in China. They are Harbin Bin County Hualan Dairy Factory, Harbin Ice Lantern Noodle Factory, Tsingtao Brewry (Harbin) Inc., Harbin Diwang Pharmacy Co., Ltd. (a GMP certified processor), Mudanjiang Kangwei Health Food Company, Ltd. and Harbin Meijia Bio-Tech Co., Ltd. Pursuant to these contracts, the Company provides raw materials, quality control guidelines and technical support while the processors provide other materials, processing facilities and labor to manufacture products for the Company. These processors are required to follow strictly the Company’s guidelines and instructions for production. The Company inspects all final products. The Company currently has long term agreements with all five processors which may be renewed at expiration in 2012. GMP or Good Manufacturing Practice certifications are awarded by the State Food and Drug Administration of China to processors which meet the safety and quality assurance standards set by the State Food and Drug Administration of China.

The Company has also established its own cactus beverage and fruit wine production facilities. The Company’s cactus beverage product category includes cactus beer, cactus fruit wine (including the brand name of Overlord Scourge Flower Imperial Wine), cactus palm juices and cactus fruit drinks,

The Company sells its products through a large network of distributors throughout China consisting of 17 general distributors which in turn manage over 200 city level distributing agents. This network of distributors accounts for about 76% of the total sales by the Company. The Company began using this distribution model in late 2006, which has resulted in a reduction in sales cost and allowed the Company to penetrate the regional markets in China rapidly. Currently, the Company sells its products through provincial and municipal distributors in various regions of China, including, Heilongjiang, Beijing, Guangzhou, Tianjin, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu, Shangdong, Suzhou, Hangzhou, Fujian and Hubei.

Some of our regional distributors are:

Harbin Huadingwei Trading Company, Ltd.
Hunan Green food Distribution Company, Ltd.
Jilin Yanji Economic and Trading Company, Ltd.

Qindao Furui Economic and Trading Company, Ltd.
Fujian Tianyi Economic and Trading Company, Ltd.
Liaoning Shenneng Trading and Developing Company, Ltd.
Suzhou Hongde Trading Company, Ltd.
Lanzhou Xinhui Trading Company, Ltd.
Hangzhou Hesheng Economic and Trading Company, Ltd.

In addition to the network of regional distributors, the Company also uses other third party distributors who buy and resell our products to supermarkets, food and nutrition stores, department store counters, liquor boutiques, hotels, restaurants, and disco and karaoke bars. There are also consumer groups and individuals, such as schools, factories, community groups and government organizations, who buy our products directly from the Company for their own consumption in large volumes on a regular basis.

Our principal executive offices are located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, People’s Republic of China, and our telephone number at that address is 86-451-5735-1189. We maintain Internet websites at www.xrz.cn (Chinese language) and www.biocactus.com (English language). Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale of up to:

1,000,000 shares of our common stock issuable to Kodiak Capital Group, LLC for investment banking services pursuant to an Investment Agreement with us dated as of July 9, 2010 (the “Investment Agreement”).

Pursuant to the Investment Agreement, we have the right to Put to Kodiak up to $1 million in shares of our common stock, at $0.001 par value per share, based on a pre-determined formula (the “Financing”).  Accordingly, this prospectus relates to the resale of up to 1,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 1,000,000 shares pursuant to the exercise of the Put.  We currently do not intend to exercise the Put in a manner which would result in our issuance of more than 1,000,000 shares, but if we were to exercise the Put in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak (the “Put Notice”), we may put to Kodiak up to $1 million in shares of our common stock for a purchase price equal to eighty three percent (83%) of the volume-weighted average price of the Company’s common stock five (5) days immediately preceding the date of the Put Notice and five (5) days immediately following the date of the Put Notice (the “Pricing Period”). Under the Investment Agreement, the Company may not deliver the Put Notice until after the resale of the common stock has been registered with the Securities and Exchange Commission.  Additionally, provided that the Investment Agreement does not terminate earlier, the Company has a three (3) month period, beginning on the trading day immediately following the effectiveness of the registration statement, during which it may deliver the Put Notice to Kodiak (the “Open Period”).

Under the Investment Agreement Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock until the closing of the Financing;
•
at all times during the period beginning on the date of the Put Notice and ending on the date of the closing of the Financing, our common stock has been listed on the Over-the-Counter Bulletin Board and has not been suspended from trading thereon for a period of two (2) consecutive trading days during the Open Period;

•	we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;
•
We have complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement, the  Registration Rights Agreement or any other agreement executed in connection therewith;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the common stock;

•	the issuance of the common stock will not violate any shareholder approval requirements of the market or exchange on which our common stock are principally listed; and

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $1 million of our common stock;
•	upon written notice from us to Kodiak.

Similarly, this Investment Agreement, may, at the option of the non-breaching party, terminate if Kodiak or the Company commits a material breach, or becomes insolvent or enters bankruptcy proceedings.

This Investment Agreement will be suspended if any of the following were to occur, and would remain suspended until such event were to be rectified:

•	our common stock ceases to be registered under the Exchange Act; or
•	the trading of our common stock is suspended by the SEC, the NASD, or its principal market for two consecutive trading days.

As part of the consideration for the Financing we have also agreed to pay Kodiak a document preparation fee of $15,000 and to issue an additional 15,000 shares of newly-issued Company common stock, at $0.001 par value per share, at the closing of the Financing.

We have not entered into any prior transactions with Kodiak or any of its affiliates.

All of the shares, when sold, will be sold by Kodiak. Kodiak has indicated that it will resell the shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers the resale of our common stock by Kodiak either in the open market at prevailing market prices or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

This prospectus also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares of common stock by Kodiak.

The Offering

Common Stock Offered:
Up to 1,000,000 shares of our common stock issuable to Kodiak Capital Group, LLC for investment banking services pursuant to an Investment Agreement with us dated as of July 9, 2010 (the “Investment Agreement”).

Common Stock Outstanding at August 24, 2010:	21,227,527

Use of Proceeds:
We will not receive any proceeds from the sale of the 1,000,000 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put. Any net proceeds we receive from the selling stockholders through our exercise of the Put will be used for general corporate purposes.

OTC Bulletin Board Symbol:	CKGT.OB

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

WE ARE A DEVELOPING COMPANY AND OUR PROSPECTS MUST BE CONSIDERED IN LIGHT OF OUR SHORT OPERATING HISTORY AND SHORTAGE OF WORKING CAPITAL.

We are a developing company with a short operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by developing companies, including dealing with a shortage of necessary funds in the very competitive marketplace in which the alcoholic and non-alcoholic beverage business is carried on, as well as the many risks commonly anticipated or experienced by mature companies. Our ability to sustain profitable operations will be dependent on such factors as the success of our business model and marketing strategy, market penetration of existing products, competition, future brand additions, continued development of distribution relationships and the availability of financing. No assurance can be given that we will be able successfully to develop our business under the foregoing conditions.

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS AND TO ALIGN OUR OPERATIONAL, FINANCIAL AND MANAGEMENT PROCESS AND SYSTEM TO U.S. STANDARDS AND PRACTICES.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we continue to grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect. If we fail to generate any revenue, we can maintain normal operations for approximately seven months with our current cash and cash equivalents. In addition, to gain acceptance and interest of investors in the U.S., the management will need to revise our operational, financial and management process and system to align such process and systems to U.S. standards and practices.

WE CANNOT GUARANTEE THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets within and outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse effect on our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE RELY HEAVILY ON OUR RELIABLE INDEPENDENT DISTRIBUTORS, AND THIS COULD AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABILITY DISTRIBUTE AND MARKET OUR PRODUCTS, AND MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Our ability to establish a market of our unique brands and products in new geographic distribution areas, as well as maintain and expand existing markets, is dependent on our ability to establish and maintain successful relationships with our developing independent distributors strategically positioned to serve those areas. Many of our distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include:

               •      The level of demand for our brands and products in a particular distribution area
               •      Our ability to price our products at levels competitive with those offered by competing products
               •      Our ability to deliver products in the quantity and at the time ordered by distributors.

We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A [LARGE PORTION] OF OUR REVENUE. IF OUR CUSTOMERS CANCEL THEIR COMMITMENTS OR DO NOT PURCHASE OUR PRODUCTS IN CONNECTION WITH FUTURE PRODUCT LINES, OUR REVENUE COULD SIGNIFICANTLY DECREASE, WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FUTURE GROWTH.

Currently a majority of our sales are derived from customers in the People’s Republic of China (the “PRC”). Additionally, one of our customers accounts for a sizeable portion of our net revenue. Specifically, Harbin Huadingwei Trading Company, Ltd. represented approximately 18% of our total sales in 2009 and it accounted for approximately 13% of our total sales in 2008.  No other customer accounted for more than 10% of our total revenue during any of these periods. In 2007, Harbin Huadingwei Trading Company, Ltd. accounted for 22% of our total revenue.

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, SO BRAND NAME RECOGNITION AND ACCEPTANCE OF OUR PRODUCTS ARE CRITICAL TO OUR SUCCESS.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable to date in both the alcoholic and non-alcoholic beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

WE COMPETE IN AN INDUSTRY CHARACTERIZED BY RAPID CHANGES IN CONSUMER PREFERENCES, SO OUR ABILITY TO CONTINUE DEVELOPING NEW PRODUCTS TO SATISFY OUR CONSUMERS' CHANGING PREFERENCES WILL DETERMINE OUR LONG-TERM SUCCESS.

Our current market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that this acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste, such as the recent media focus on obesity in youth. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

A DECLINE IN THE CONSUMPTION OF ALCOHOL COULD ADVERSELY AFFECT OUR BUSINESS.

There have been periods in history during which alcohol consumption declined substantially. A decline in alcohol consumption could occur in the future due to a variety of factors including: (i) a general decline in economic conditions, (ii) increased concern about health consequences and concerns about drinking and driving, (iii) a trend toward other beverages such as juices and water, (iv) increased activity of anti-alcohol consumer groups, and (v) increase federal, state or foreign excise taxes. A decline in the consumption of alcohol would likely negatively affect our business.

THE LOSS OF KEY PERSONNEL WOULD DIRECTLY AFFECT OF EFFICIENCY AND ECONOMIC RESULTS.

We are dependent upon the creative skills and leadership of our founder, Jinjing Wang, who serves as our President and Chief Executive Officer, as well as Hong Bu, our Chief Financial Officer, and the management, financial and operational skills of Chengzhi Wang, our General Manager. The loss of the services of any of our officers could have a material adverse effect on our business and operations, including our ability to develop and execute a long-term, profitable business plan.

COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Our top five competitors are Anhui Haozhou Xingbang Cactus Co., Hunan Yongzhou Sino-Mexico Cactus Development Co., Ltd., Henan Luxin Cactus Co., Ltd., Zhengshou Milpa-Alta Cactus Co., Ltd., and Ningxia Milpa-Alta Edible Cactus Development Co., Ltd. The cactus industry in China is not highly competitive, and no published data is available regarding the Company’s relative position in the markets in which it operates. Although no major competitor currently competes with the Company across its entire product line, competitive products are available from a number of different vendors offering features similar to those of the Company’s products. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products the Company markets. We intend to continue to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot guarantee that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE DEPEND ON EIGHT SUPPLIERS FOR OUR SUPPLY OF RAW MATERIALS AND WRAPPAGE, WHICH IS A KEY COMPONENT OF OUR PRODUCTS. IF ANY OF OUR EIGHT SUPPLIERS CANCELS ITS COMMITMENTS OR IS UNABLE TO MEET OUR DEMAND AND/OR REQUIREMENTS, OUR BUSINESS COULD BE HARMED.

We rely on a limited number of suppliers to produce cactus based products, which is a key component of our products. For the three months ended March 31, 2010, four suppliers represented approximately 46% of our purchases from all of our suppliers, and for the three months ended March 31, 2009, four suppliers represented approximately 51% of purchases from all of our suppliers. For the years ended December 31, 2009, 2008 and 2007, four suppliers represented approximately 51%, 53% and 55%, respectively, of our purchases from all of our suppliers. If any of our suppliers were to cancel or materially change its commitment with us or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose customer orders, be unable to develop or sell our products cost-effectively or on a timely basis, if at all, and have significantly decreased revenue, which would harm our business, operating results and financial condition.

IF WE ARE UNABLE TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED AND WE COULD BE REQUIRED TO INCUR SIGNIFICANT EXPENSES TO ENFORCE OUR RIGHTS.

We depend on our ability to protect our proprietary technology. We rely on trade secrets, patent, and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. We hold 18 PRC patents relating to our products. The terms of these patents will begin to expire in 2022, at which time we could become more vulnerable to increased competition. In addition, we have applied for 12 new PRC patents. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims, and even if patents are issued, they may be contested, circumvented or invalidated. Protecting against the unauthorized use of our products, trademarks and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of management resources, either of which could harm our business.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY RIGHTS COULD HARM OUR BUSINESS.

Third parties could claim that our technology infringes their proprietary rights. In addition, we may be contacted by third parties suggesting that we obtain a license to certain of their intellectual property rights they may believe we are infringing. We expect that infringement claims against us may increase as the number of products and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility, we believe that we will face a higher risk of being the subject of intellectual property infringement claims. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment against us could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms, or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any of these events could seriously harm our business.

IF WE FAIL TO EXPAND OUR MANUFACTURING FACILITIES TO MEET OUR FUTURE GROWTH, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

Our existing manufacturing facilities are capable of meeting current demand and demand for the foreseeable future. However, the future growth of our business depends on our ability to successfully expand our manufacturing and research & development facilities. We intend to add new facilities or expand existing facilities as the demand for our products increases. However, we cannot ensure that suitable additional or substitute space will be available to accommodate any such expansion of our operations.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS, CAUSE DILUTION TO OUR STOCKHOLDERS AND HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

In the future, we may acquire companies or assets that we believe may enhance our market position. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will not be viewed negatively by customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and harm our operating results or financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, any of which could harm our business, operating results and financial condition.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE NUTRACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

The manufacture and sale of nutraceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals. The State Food and Drug Administration of China recently implemented new guidelines for licensing of nutraceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the “Food Production Permit,” and we received approvals in September 2005. However, should we fail to maintain the Food Production Permit under the new guidelines in the future; our businesses would be materially and adversely affected. Moreover, the laws and regulations regarding acquisitions of the nutraceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. Foreign Investment Enterprises are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy may hinder Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

We are a holding company, and all of our assets are located in the People’s Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the People’s Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or
•
In original actions brought in the People’s Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the People’s Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

OUR CORPORATE ACTIONS ARE SUBSTANTIALLY CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS.

Our principal shareholders, which include our officers and directors, own approximately 49% of our outstanding shares of common stock as of August 24, 2010. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF WARRANTS, COULD RESULT IN DILUTION.

From time to time the Company may sell restricted stock and warrants to investors in private placements in negotiated transactions to raise capital. The stock may be sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or lower than market prices. These transactions cause dilution to existing shareholders.

THE LIMITED TRADING VOLUME IN OUR STOCK MAY CAUSE VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

Our common stock is currently quoted on a limited basis on the OTCBB under the symbol, "CKGT.OB." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years, such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility and for the last two years, the price of our common stock has fluctuated between $3.00 and $0.12. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with tthe customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock no otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2010, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-KSB, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the "SEC"). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our Company must attest to and report on management's assessment of the same. Even if our management attests to our internal control measures to be effective, our independent registered public accountants may not be satisfied with our internal control structure and procedures. We cannot guarantee the outcome of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negative influence to our stock market price.

RISK FACTORS RELATED TO THIS OFFERING

OUR SALE OF SHARES TO KODIAK WILL BE FOR LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH COULD DEPRESS THE MARKET FOR AND PRICE OF OUR COMMON STOCK AND EXISTING STOCKHOLDERS COULD EXPERIENCE DILUTION UPON ISSUANCE OF OUR COMMON STOCK.

We are registering an aggregate of 1,000,000 shares of common stock, which we plan to issue to Kodiak under the Investment Agreement. The sale of such shares to Kodiak could depress the market for and price of our common stock. As of August 24, 2010, there were 21,227,527 shares of our common stock issued and outstanding.

The common stock to be issued to Kodiak will be purchased at a seventeen percent (17%) discount equaling eighty three percent (83%) of the volume-weighted average price of our common stock five days immediately preceding the date of our notice to Kodiak of our election to put shares and five days immediately following such notice date pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease.

IF THE PER SHARE PRICE OF THE COMMON STOCK TO BE ISSUED TO KODIAK IS SET AT LESS THAN ONE DOLLAR AND WE ELECT TO EXERCISE OUR PUT AT SUCH A PRICE WE MAY NOT BE ABLE TO GENERATE ADEQUATE FUNDS FROM THE EXERCISE OF OUR PUT.

We are registering an aggregate of 1,000,000 shares of common stock, which we plan to issue to Kodiak upon the exercise of our Put pursuant to the Investment Agreement. If the per share price of our common stock is determined to be less than $1, based on a pre-determined formula contained in the Investment Agreement, and we elect to exercise our Put at such a price we would not be able to access the entire one million dollars ($1,000,000) that we are permitted to Put to Kodiak under the Investment Agreement and, consequently, we may not have adequate funding for our planned operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. We may also receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

THE SELLING STOCKHOLDER

The following table sets forth as of August 24, 2010, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholder (or any of them), or that will be held after completion of the sales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering	Amount to be offered for the security holder’s account	Amount of the class to be owned by security holder after the offering is complete(1)	Percentage of the class to be owned by the security holder after the offering is complete(2)
Kodiak Capital Group, LLC(3)	0	Up to 1,000,000 shares	0	0%

(1)	Assumes that all securities registered will be sold.
(2)
Applicable percentage ownership is based on 21,227,527 shares of common stock outstanding as of August 24, 2010, together with securities exercisable or convertible into shares of common stock within 60 days August 24, 2010 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 24, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Pursuant to Put as set forth in the Investment Agreement. The natural person with voting and dispositive power for Kodiak Capital Group LLC is Ryan Hodson.

PLAN OF DISTRIBUTION

This prospectus includes 1,000,000 shares of common stock offered by the selling stockholder.

The selling stockholder and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each selling stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is paying all fees and expenses incident to the registration of the shares, excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act pursuant to the Investment Agreement.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 200,000,000 shares of preferred stock, par value $0.001 per share. As of August 24, 2010, 21,227,527 shares of common stock were issued and outstanding and 50,000 shares of Series A Convertible Preferred Stock were issued and outstanding. In addition, at such date, 3,150,000 shares of common stock were reserved for issuance upon the issuance of up to 1,000,000 shares of common stock to Kodiak pursuant to the Investment Agreement and registered under this registration statement, the conversion of the Series A Convertible Preferred Stock and the exercise of outstanding common stock purchase warrants and common stock purchase options.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future. However, while the Series A Convertible Preferred Stock is outstanding, no dividends shall be payable with respect to the common stock.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 200,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not designated any shares of the authorized but unissued preferred stock.

Series A Convertible Preferred Stock

We authorized 1,250,000 shares of preferred stock, designated as Series A Convertible Preferred Stock, $0.001 par value per share, of which 1,200,000 shares have been converted into common stock and 50,000 shares are currently issued and outstanding.

Voting, Dividend and Other Rights. The holders of Series A Convertible Preferred Stock have no voting rights. The Series A Convertible Preferred Stock is not entitled to receive any dividends.

Rights Upon Liquidation. Upon liquidation, each outstanding share of Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $0.60 in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities before any distribution or payment is made to any securities junior to the Series A Convertible Preferred Stock.

Conversion Rights. Each shares of Series A Convertible Preferred Stock shall be initially convertible into one share of common stock at the option of the holders at any time, subject to certain adjustments and limitations.

Warrants

As of the date of this registration statement, there are outstanding warrants to purchase up to 750,000 shares of common sock at the initial exercise price of $1.00 per share, 500,000 shares of common stock at an initial exercise price of $0.9375 per share and warrants to purchase up to 600,000 shares of common stock at an initial exercise price of $1.25 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to certain adjustments.

Options

As of the date of this registration statement, there are outstanding options to purchase up to 250,000 shares of common stock at the exercise price of $1.49 per share.

Nevada Anti-Takeover Law And Certain Charter And Bylaw Provisions

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of CKGT. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

Registration Rights

In connection with the issuance of our common stock to Kodiak, the Company is required to file with the SEC this registration statement on Form S-1 registering the shares of our common stock issued to Kodiak. The Company has agreed to use commercially reasonable efforts to maintain the effectiveness of the registration statement, of which this prospectus is part, until the earlier of the date on which (i) Kodiak has sold all of the shares of our common stock issued or issuable pursuant to the Investment Agreement; (ii) Kodiak has sold all of the shares of our common stock issued or issuable pursuant to the Investment agreement without registration in compliance with Rule 144 of the 1933 Act; or (iii) Kodiak has no right to acquire any additional shares of our common stock pursuant to the Investment Agreement.  We cannot assure you that we will be able to keep this registration statement continuously effective for the required period.

Piggyback Registration Rights

Pursuant to a certain Preferred Stock Purchase Agreement between the Company and T Squared Investments LLC dated July 16, 2008, if we propose to register any shares of our common stock under the Securities Act in connection with a public offering, upon request, we are required to include in the registration statement, which covers such securities we have proposed to register, warrants held by T Squared Investments LLC to purchase up to 1,100,000 shares of the Company’s common stock. T Squared Investments LLC has elected not to have such warrants included in this registration statement.

Transfer Agent And Register

The transfer agent and registrar for our common stock is Interwest Transfer Co. Inc., telephone number (801)272-9294.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CKGT.”

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries.

DESCRIPTION OF BUSINESS

Corporate History

As used in this report, “we”, “us”, “our”, “CKGT”, “our Company”, “the Company”, or “China Kangtai” refers to China Kangtai Cactus Bio-Tech Inc. and all of its subsidiaries and affiliated companies.

Our Company was initially incorporated as InvestNet, Inc. (“InvestNet”) on March 16, 2000 under the laws of the State of Nevada. Prior to June 3, 2005, the Company’s operations consisted of real time software and IT solutions which the Company held through its subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited. Due to the fact that the Company was unable to generate sufficient cash flows from operations, obtain funding to sustain operations nor reduce or stabilize expenses to the point where it could have realized a net positive cash flow, management and the board of directors determined that it was in the best interests of the stockholders to seek a strategic alternative so that the Company could continue to operate. On May 13, 2005, InvestNet entered into a series of agreements to effect a “reverse merger transaction” via a share exchange and through the conversion of a convertible promissory note, as described below, with China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”), a British Virgin Islands (“BVI”) incorporated on November 26, 2004.

These documents included a Stock Purchase Agreement, pursuant to which InvestNet issued 30,000,000 shares to a stockholder of BVI China Kangtai for $300,000. Additionally, InvestNet entered into an Agreement and Plan of Reorganization, pursuant to which the stockholders of BVI China Kangtai exchanged 12% of BVI China Kangtai’s outstanding shares for 110,130,615 shares of InvestNet. Additionally, InvestNet issued a Convertible Promissory Note to BVI China Kangtai or its designees in the amount of $8,070,000 plus accrued interest at a rate of 5% per annum or convertible at the option of the holder(s) in the event that InvestNet effected a one for seventy reverse split of InvestNet’s common stock into the remaining 88% of the outstanding shares of BVI China Kangtai (the “Convertible Note”). The Company did effect a one for seventy reverse split of all of its outstanding shares of common stock and changed its name (to “China Kangtai Cactus Bio-Tech Inc.”) and trading symbol on the OTC Bulletin Board (to “CKGT”) on August 25, 2005. The holders of the Convertible Note converted the Convertible Note a day later on August 26, 2005 into 14,248,395 shares of common stock of the Company. As the result of the share exchange and conversion of the Convertible Note, the Company completed a “reverse merger transaction” whereby InvestNet acquired 100% of BVI China Kangtai, which wholly owns Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”).

Harbin Hainan Kangda is presently our main operating subsidiary.  Harbin Hainan Kangda is in the business of selling and producing cactus and cactus related products in the PRC as more fully described below. In connection with the “reverse merger transaction”, we completely sold all the Company’s real time software and IT solutions operations by selling all of the stock held by the Company in its prior wholly owned subsidiaries, Champion Agents Limited (which wholly owned DSI Computer Technology Company Limited) and Interchance Limited to V-Capital Limited, a Republic of Mauritius corporation which is controlled by a former director of InvestNet.

On June 3, 2005, in connection with the reorganization of the Company and the acquisition of BVI China Kangtai and its wholly owned subsidiary, Harbin Hainan Kangda, the Company’s executive officers and directors significantly changed. Specifically, Norman Koo resigned as a director, Chief Executive Officer and President of the Company; Terence Ho resigned as a director, Chief Financial Officer, and Treasurer of the Company; Vivian Szeto resigned as a director (However, Ms. Szeto’s resignation from the Board of Directors was contingent on the Company completing its filing and mailing requirements of its Schedule 14f-1 which occurred on July 22, 2005 and so, from June 3, 2005 to July 22, 2005 she served as the Company’s sole director) and Secretary of the Company; Johnny Lu resigned as a director of the Company; and Mantin Lu resigned as a director of the Company.

In contemplation of the aforementioned resignations, also on June 3, 2005, the Board of Directors appointed in accordance with Section 3.04 of the Company’s Bylaws, Jinjiang Wang, Chengzhi Wang, Hong Bu, Jiping Wang and Song Yang as members of the Company’s Board of Directors, subject to the fulfillment of the filing and mailing requirements, including the 10 day waiting period of its Schedule 14f-1 that was sent to all stockholders of the Company pursuant to section 14(f) of the Securities Exchange Act of 1934 which occurred on July 22, 2005 and appointed the following officers to serve immediately: Jinjiang Wang, President; Chengzhi Wang, General Manager; Hong Bu, Chief Financial Officer and Treasurer; Fengxi Lang, Secretary; Changfu Wang, Vice General Manager; Zhimin Zhan, Vice General Manager; and Lixian Zhou, Assistant General Manager of the Company.

On July 20, 2005, InvestNet’s sole director, Vivian Szeto, and a majority of the Company’s stockholders unanimously approved and ratified a one for seventy reverse split (the “Reverse Split”) of the Company’s common stock and the amendment and restatement of the Company’s Articles of Incorporation to effect a name change of the Company from “Investnet, Inc.” to “China Kangtai Cactus Bio-Tech Inc.”. The Reverse Split became effective on August 25, 2005; 20 days after the Company sent an Information Statement to all of its stockholders and after the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. As a result of the Reverse Split, the number of issued and outstanding shares of common stock of the Company, now named China Kangtai Cactus Bio-Tech Inc., was reduced from a total of 200,000,000 shares outstanding to 2,857,143 shares outstanding. A day after the Reverse Split on August 26, 2005, the Convertible Note was converted by its holders(s) into 14,248,395 shares of the Company, which increased the total outstanding shares of the Company to 17,105,625 shares. The Company’s trading symbol was changed by the OTC Bulletin Board Stock Market (“OTCBB”) to “CKGT” to better reflect the Company’s new name. The Company has also changed its Web site to www.xrz.cn.

On June 26, 2006, the Company acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a company with limited liability formed under the laws of the People’s Republic of China for $1,574,000 in cash. Taishan Kangda’s assets include large areas of cactus plantation and production facilities in Guangdong Province in southeast China. The acquisition allows the Company to establish production facilities closer to its existing cactus plantations in Guangdong Province in order to reduce transportation cost and to distribute its products more effectively in southeast China.

The Company currently has three 100% owned subsidiaries: China Kangtai Cactus Bio-Tech Company Limited, a British Virgin Islands company (Kangtai BVI”) ; Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd., a PRC company “Harbin Hainan Kangda”); and Taishan Kangda.

Kangtai BVI is a holding company and does not have any operations. Harbin Hainan Kangda handles all of the production, research and development, sales and marketing of our products derived from edible cactus plants, fruits and extracts. Taishan Kangda handles all of the cultivation and harvest of cactus plants and the production of our cactus raw materials.

Overview

The Company is principally engaged in the production, R&D, sales and marketing of products derived from cacti. The Company’s product lines include cactus nutraceuticals, cactus nutritional food and drinks, as well as cactus raw and intermediate materials.

The Company has over 387 acres of cactus-farming bases in the Guangdong and Heilongjiang Provinces of China. The Company predominantly grows three species of cacti which are Mexican Pyramid, Mexican Milpa-Alta and Mexican Queen. Mexican Pyramid and Queen cacti are used for cactus fruit drinks and nutraceutical products; Mexican Milpa-Alta is mainly used for cactus nutritional food products. Most of the cactus fruits are processed into cactus fruit juice, which is the raw material for cactus nutritional drinks. Most of the harvested edible cacti are processed into dry powders, which are raw materials for cactus nutraceuticals. The Company’s annual production capability of edible cacti in 2009 is 19,184 tons.

The Company engages with, by co-operative production agreements, local pharmaceutical, food and beverage manufacturers to produce its products. This strategy allows the Company to fill the orders quickly with short production runs and to reduce the requirements in fixed assets investment. The Company currently has entered into co-production agreements with five processors in China. They are Harbin Bin County Hualan Dairy Factory, Harbin Ice Lantern Noodle Factory, Tsingtao Brewry (Harbin) Inc., Harbin Diwang Pharmacy Co., Ltd. (a GMP certified processor), Mudanjiang Kangwei Health Food Company, Ltd. and Harbin Meijia Bio-Tech Co., Ltd. Pursuant to these contracts, the Company provides raw materials, quality control guidelines and technical support while the processors provide other materials, processing facilities and labor to manufacture products for the Company. These processors are required to follow strictly the Company’s guidelines and instructions for production. The Company inspects all final products. The Company currently has long term agreements with all five processors which automatically renew at expiration in 2012 for one year terms unless terminated by either party 30 day prior to the expiration of the agreements.

The Company has also established its own cactus beverage and fruit wine production facilities. The Company’s cactus beverage product category includes cactus beer, cactus fruit wine (including the brand name of Overlord Scourge Flower Imperial Wine), cactus palm juices and cactus fruit drinks,

Cacti have been proven to contain the following elements by the Chinese Center for Disease Control and Prevention in an analysis report issued on October 29, 2003:

1. Protein and amino acids
2. Organic fat and acids
3. Carbohydrates
4. Vitamins
5. Minerals
6. Microelements

The Company’s nutraceutical products containing cactus extracts include Cactus Protein Nutrient, Cactus Calcium Peptide Soft Capsule, and Cactus Shuxin Capsule.

Cactus Protein Nutrient

Cactus Protein Nutrient is produced with protein and agglomerate element. It has been proven to be effective on stomachaches, tardiness gastritis, digestibility canker and duodenum canker by the Research Institute of the Traditional Chinese Medicine of Heilongjiang Province.

Cactus Calcium Peptide Soft Capsule

Cactus Calcium Peptide Soft Capsule is made of cactus, active albumen peptide of soybean and liquid calcium. It has the following characteristics:

A) Several nutritional components that can be easily absorbed; and

B) It contains an albumen peptide of soybean which can enhance the absorption of calcium, phosphor and other mineral elements, consequently raising the calcium in the body and fighting fatigue.

Cactus Shuxin Capsule

Cactus Shuxin Capsule is made with cactus and haws extracts. It has been proven to have an effect on raising the flow capacity of coronary artery blood, alleviating drowsiness and improving red cell’s oxygen carrying capability by the Research Institute of the Traditional Chinese Medicine of Heilongjiang Province.

The revenue generated from sales of nutraceutical products was approximately $10,722,568 in fiscal 2009, or about 40% of the total net sales.

The revenue generated from sales of cactus food, beverage and wine was approximately $9,702,993 in fiscal 2009, or about 36%. The remaining 24% of the sales is cactus raw and intermediate materials.

The Company currently has four product categories which are nutraceuticals, beverages, raw and intermediate materials and packaged foods. The table below sets forth revenue derived from each product category and the percentage of total revenue each product category accounts for in 2009:

Product Categories	Sales revenue in 2009 (in US$)	Percentage of Total Revenue in 2009
Nutraceuticals	10,722,568	40%
Beverages	9,318,655	35%
Raw & Intermediate Materials	3,485,604	13%
Packaged Foods	384,337	1%
Cactus Feed	2,309,059	10%
Cactus cigarettes	317,133	1%
Total Revenue	26,537,356

The following table sets forth further breakdown of the Nutraceuticals by specific products and the percentage each product accounts for in 2009:

Name of Nutraceutical Products	Sales revenue in 2009(in US$)	Percentage of Total Revenue in 2009
Cactus Calcium Peptide Soft Capsule	2,191,772	8%
Cactus Protein Nutrient	3,105,938	12%
Cactus Calcium Peptide Soft Capsule for Children	2,347,819	9%
Cactus Shuxin Capsule	3,077,039	11%
Total	10,722,568	40%

The Company has its own R&D facility, the Heilongjiang Sino-Mexico Cactus Development and Utilization Institute, which is certified by Heilongjiang Science & Technology Committee. The Institute has independently developed many patented cactus-based nutraceuticals and nutritional food and drink product formulas and production processes. Spending for R&D for was $102,627 for fiscal 2009 and $12,397 for fiscal 2008.

The Company manufactures and sells the following products launched between January 2001 and October 2009. Currently our products have maintained satisfactory levels of acceptance by distributors and customers. The table below sets forth our product lines and the launch date of each product line.

Line	Cactus Related Products	Varieties	Brand	Sub-Brand	Launch Date
Nutraceutical	Cactus Calcium Peptide Soft Capsule	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Calcium Peptide Soft Capsule for Children	One	Kangda Cactus	Magic Baby	Jan. 2003
Nutraceutical	Cactus Shuxin Capsule	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Tangkang Capsule	One	Kangda Cactus	Magic Baby	Jul. 2004
Nutraceutical	Cactus Delicious Vinegar for Noble Lady	One	Kangda Cactus	Magic Baby	Jan. 2001
Nutraceutical	Cactus Protein Nutrient	One	Kangda Cactus	Magic Baby	Jan. 2002
Nutraceutical	Cactus Fruit Health Oral Liquid	One	Kangda Cactus	Magic Baby	Aug. 2004
Beverage	Cactus Prickly Pear Wine	Five	Kangda Cactus	Magic Baby	Oct. 2003
Beverage	Cactus Overlord Scourge Flower Imperial Wine	One	Kangda Cactus	Magic Baby	Apr. 2003
Beverage	Cactus Fruit Wine	One	Kangda Cactus	Magic Baby	Jan. 2005
Beverage	Cactus Tang Gong Tian Bao Liquor	One	Kangda Cactus	Magic Baby	Jun. 2004
Beverage	Cactus Double Flowers Tea	Several	Kangda Cactus	Magic Baby	Oct. 2001
Beverage	Cactus Beer	One	Kangda Cactus/ Tsingtao Co-Brand	N/A	Jan. 2005
Beverage	Cactus Juice Beverage	Two	Kangda Cactus	Magic Baby	Nov. 2006
Beverage	Cactus Iced Black Tea	One	Kangda Cactus	Magic Baby	Jan. 2003
Beverage	Cactus Iced Green Tea	One	Kangda Cactus	Magic Baby	Jan. 2003
Beverage	Cactus Fruit Dry Red Wine	One	Kangda Cactus	Magic Baby	Jan. 2005
Beverage	Cactus Fruit Juice Beverage	One	Kangda Cactus	Magic Baby	Jan. 2006
Beverage	Cactus Honeysuckle Beverage	One	Kangda Cactus	Magic Baby	Jan. 2003
Packaged Food	Cactus Noodles	Several	Kangda Cactus	Magic Baby	Sep. 2004
Packaged Food	Cactus Perserved Bag Vegetables	Two	Kangda Cactus	Magic Child	Jan. 2001
R&I Materials	Cactus Palm Leaves	Several	Kangda Cactus	Milpa-Alta and Pyramid	Jan. 2001
R&I Materials	Cactus Dry Powder	Several	Kangda Cactus	Milpa-Alta	Jan. 2004
Animal Feed	Cactus fish feed	One	Kangda Cactus	Kang Tai Bao	Jul. 2008
Animal Feed	Cactus cattle feed	One	Kangda Cactus	Kang Tai Bao	Jul. 2008
Animal Feed	Cactus hog feed	One	Kangda Cactus	Kang Tai Bao	Oct. 2009
Cigarette	Cactus Cigarette	Two	Kangda Cactus	Shengcao	Sep. 2009

In order to quickly penetrate the markets in China, enhance the efficiency of distributions, lower sales costs and administrative overheads, starting August 2006, the Company reformed its sales and distribution models and gradually disposed its own domestic distribution network of approximately 200 self-owned, franchised chain and Kangtai branded stores in Harbin, Beijing, Guangzhou and other cities in China. The Company has adopted the strategies of distributions and sales of its products primarily through various types and levels of provincial and municipal distributors and agents in Dalian, Heilongjiang, Harbin, Beijing, Guangzhou, Tianjin, Shenzhen, Jilin, Hebei, Liaoning, Shanxi, Hunan, Gansu and Shandong in China. The Company’s major revenue breakdown by region in China for the 2009 fiscal year is as follows:

US$
Heilongjiang	$7,678,840
Jilin	$797,438
Shandong	$1,950,825
Beijing	$3,789,993
Guangdong	$4,878,831
Liaoning	$740,510
Shanxi	$806,762
Hunan	$837,216
Gansu	$1,005,715
Other	$4,051,226

Harbin Huadingwei Trading Company, Ltd., Fujian Tianyi Economic and Trading Company, Ltd., and Jilin Yanji Economic and Trading Company, Ltd. are our top three distributors. Together, they account for 19% of our total sales.

Competition

The cactus product industry in China is not highly competitive, and no published data is available regarding China Kangtai’s relative position in the markets in which it operates. Although no major competitor currently competes against the Company across its entire product line, competitive products are available from a number of different vendors offering features similar to those of China Kangtai’s products. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products the Company markets. In addition, many potential competitors for China Kangtai’s products have in-house capabilities to develop cactus products that can provide some or all of the functionality of China Kangtai’s products. Our top five competitors are Anhui Haozhou Xingbang Cactus Co., Hunan Yongzhou Sino-Mexico Cactus Development Co., Ltd., Henan Luxin Cactus Co., Ltd., Zhengshou Milpa-Alta Cactus Co., Ltd., and Ningxia Milpa-Alta Edible Cactus Development Co., Ltd.

The Company believes that there are distinguishing competitive factors in the selection of its cactus products. These include price/performance characteristics, marketing and sales expertise, R&D expertise and patents protections, management proprietary knowledge and experiences on cactus production, ownership of large cactus plantations, product benefit and functions, and reliability and integration of cactus into a variety of other products. The Company believes that it competes favorably with regard to these factors.

A major competitive asset for the Company is that it offers quality assurance of its products from the raw material stage all the way to the final products stage.

We are currently the leading cactus grower and cactus related products producer in China. We have a cactus farm covering over 387 acres and an active research and development department which currently holds 18 patents and is seeking 12 new ones in various product categories. The patents, which we currently hold will begin to expire in 2022. Our products are sold in supermarkets, food stores, hotels and restaurants though our growing distribution network in 12 provinces and two municipalities in China. We have a total of 27 product lines compare to our top five competitors which combined have a total of about 30 product lines. In addition, our competitive advantages include the following:

Control from the source:
•      3 species of Mexican Cacti
•      Seed cloning
•      Farm ownership
•      Planting
•      Growing without chemicals
•      Harvesting

Product innovation and research:
•      Strong team and advisors
•      Strategic partners
•      R&D Institute
•      Research facilities

Manufacturing and production:
•      Processing facilities
•      Co-operative processing partners

•      Quality control monitoring
•      Quality packaging

Sales and distribution:
•      A network of regional distributors
•      Third party distributors
•      Seminar and conference orders
•      Repeat purchase group customers

The Company believes it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, the Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on its ability to conduct business.

Customers

Currently a majority of our sales are derived from customers in the PRC. Additionally, one of our customers accounts for a sizeable portion of our net revenue. Specifically, Harbin Huadingwei Trading Company, Ltd. represented approximately 18% of our total sales in 2009 and it accounted for approximately 13% of our total sales in 2008.  No other customer accounted for more than 10% of our total revenue during any of these periods. In 2007, Harbin Huadingwei Trading Company, Ltd. accounted for 22% of our total revenue.

Supplier Concentration

Certain of the raw materials and components used by us in the manufacture of our products are available from a limited number of suppliers. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If we were unable to procure certain of such materials or components, we would be required to reduce our manufacturing operations, which could have a material adverse effect on our results of operations.

For the three months ended March 31, 2010, four suppliers represented approximately 46% of total purchases of the Company. As of March 31, 2009, approximately 5% of the Company’s accounts payable were due to these suppliers.
For the years ended December 31, 2009, 2008 and 2007, four suppliers represented approximately 51%, 53%, 55%, respectively, of the total purchases of the Company. As of December 31, 2009 and 2008, approximately 5% and 3%, respectively, of the Company’s accounts payable were due to these suppliers.

Employees

As of August 24, 2010, the Company had a total of 132 full time employees and generally enjoys good employer-employee relationship. In addition, the Management of the Company expects to continue to use consultants, attorneys, and accountants as necessary, to complement services rendered by its employees. The table below sets forth the number of our full time employees by department and location:

DEPARTMENT	NUMBER	LOCATION
Administration	10	Harbin
Sales	25	Harbin
Production	52	Harbin
Baisha Base (cactus crop growing and production)	27	Taishan
Shalan Base (cactus crop growing and production)	8	Taishan
Research and Development	10	Harbin
Total	132

Administrative Offices

China Kangtai’s registered statutory office is located at CSC Services of Nevada, Inc., 502 East John Street, Suite E, Carson City, Nevada 89706.  The Company’s operations office is located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. China. Zip Code: 150025 and its telephone number is (86) 451 57351189.

Reports to Security Holders

China Kangtai is not required to deliver an annual report to security holders and will not automatically deliver a copy of the annual report to its security holders unless a request is made for such delivery. The Company files all of its required reports and other information with the Securities and Exchange Commission (the “Commission”).

The public may read and copy any materials that are filed by China Kangtai with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Room 2521, Washington, D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The statements and forms filed by InvestNet with the Commission have also been filed electronically and are available for viewing or copy on the Commission maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address for this site can be found at http://www.sec.gov.

Governmental Regulations

GMP or Good Manufacturing Practice certifications are awarded by the State Food and Drug Administration of China to processors which meet the safety and quality assurance standards set by the State Food and Drug Administration of China. The processors the Company uses which have been awarded the GMP certification are Harbin Diwang Pharmacy Co., Ltd. and Harbin Meijia Bio-Tech Co., Ltd.

The Chinese government requires all nutraceutical products related manufacturers to obtain Food Production Permit for their nutraceutical manufacturing facilities. China Kangtai obtained its Food Production Permit from relevant governmental regulatory bodies in September 2005. Other than the Food Production Permit requirements, there was no significant change in the regulatory environment in China.

Description of Property

China Kangtai’s operations office, production facilities are located at 99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P. R. China, Zip Code: 150025 and its telephone number is (86) 451 57351189. The Company’s R&D facility is located in Harbin, Heilongjiang Province, P. R. China. In addition, the Company has over 387 acres of cactus farming bases in Taishan, Guangdong Province, P.R. China. The Company also has production facilities which are used to produce cactus-base food and placed in Harbin Meijia Bio-Tech Co., Ltd. which is our cooperative processor.

Legal Proceedings

The Company is not a party to any pending legal proceedings, and no such proceedings are known to be contemplated. No director, officer or affiliate of the Company and no owner of record or beneficial owner of more than 5.0% of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company in reference to pending litigation.

Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of the security holders of the Company during the fourth quarter of the fiscal year ended December 31, 2009.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since August 25, 2005, our common stock has been quoted on the OTC Bulletin Board under the symbol “CKGT.OB.” Prior to that, our common stock was quoted on the OTC Bulletin Board under the symbol “IVNE.OB.” The following table lists the high and low bid price for our common stock as quoted, in U.S. dollars, by the OTC Bulletin Board during each quarter within the last two fiscal years and the first two quarters of 2010. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

Year	Quarter Ended	High	Low
2010	June 30	$1.40	$1.32
	March 31	$2.14	$2.10

2009	December 31	$2.71	$2.60
	September 30	$1.48	$1.40
	June 30	$0.75	$0.73
	March 31	$0.29	$0.20

2008	December 31	$0.51	$0.12
	September 30	$0.83	$0.31
	June 30	$0.73	$0.53
	March 31	$0.92	$0.65

Record Holders

As August 24, 2010 there were approximately 77 shareholders of record holding a total of 21,227,527 shares of common stock.

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

CKGT has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on CKGT’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit CKGT’s ability to pay dividends on its common stock other than those generally imposed by applicable state law.

Stock Re-Purchases

We did not make any re-purchases of shares of our common stock during the fourth quarter of fiscal 2009 and we do not currently have any publicly-announced repurchase plans in effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this registration statement, including statements in the following discussion which are not statements of historical fact, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to the present and future operations of the Company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the Company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this registration statement on Form S-1 and in the Company’s other filings with the Securities and Exchange Commission. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes and the other financial information appearing elsewhere in this report. CKGT’s fiscal year end is December 31.

CKGT’s short-term strategy is to realize net cash flow from operations and financing activities to be used to expand marketing efforts in China and research and development. CKGT is committed to ensuring that its products remain at the forefront of providing a variety of quality cactus based nutraceuticals, nutritional food from cactus, and beverages from cactus, including but not limited to beer and wine derived from cactus. The realization of net cash flows in the near term will require a significant increase in CKGT’s revenues without a substantial increase in expenses. Financing activities will focus on equity financing. Once CKGT has additional positive net cash flow, its longer-term strategy is to expand marketing efforts beyond China into other Asian markets based on anticipated increases in marketing spending over the next several years in South Korea, Singapore, and other southeastern Asian countries and Taiwan region.

CKGT’s business development strategy is prone to significant risks and uncertainties certain of which can have an immediate impact on its efforts to realize positive net cash flow and deter future prospects of revenue growth.

CKGT’s financial condition and results of operations depend primarily on the revenue generated from the sale of its products and its ability to control the cost of sales. CKGT has a limited history of generating revenue which cannot be viewed as an indication of continued growth. Should CKGT be unable to consistently generate revenue through the successful implementation of its business model and reduce or stabilize expenses to the point where it can realize a net cash flow such failure will have a short-term impact on CKGT’s ability to continue its business operations.

Results of Operations

Three Months Ended June 30, 2010 as compared to Three Months Ended June 30, 2009

Comparison of Sales for the Three Months Ended June 30, 2010 and 2009

	Three Months Ended June 30,		% of
	2010	2009	changes
Sales by categories
Nutraceuticals	$3,337,637	$3,326,371	0.34%
Beverages	3,173,069	2,100,999	51.03%
Raw & intermediate materials	44,404	636,833	-93.03%
Packaged foods	-	131,145	-
Cactus cigarettes	837,752	-	-
Cactus feed	1,340,547	317,396	322.36%
Total Sales	$8,733,409	$6,512,744	34.10%

Sales for the three months ended June 30, 2010 totaled $8,733,409, an increase of $2,220,665, or 34% compared to the sales of $6,512,744 for the three months ended June 30, 2009. The increase in sales is attributable to the fact that the Company’s products are efficiently marketed and well accepted by consumers. The sale of our cactus feed products was $1,340,547, an increase of $1,023,151, or 322% as compared to the sales of $317,396 in the same period of 2009. The sale of beverages products was $3,173,069 in the three months ended June 30, 2010, an increase of $1,072,070, or 51%, as compared to the sales of $2,100,999 in the same period of 2009. The sale of cactus cigarettes products was $837,752 in the three months ended June 30, 2010, compared to the sales of $0 in the same period of 2009. The sales from our raw and intermediate materials and packaged foods products was $44,404 in the three months ended June 30, 2010, a decrease of $723,574 compared to the sales of $767,978 in the same period in 2009. The cigarette sales increase and the raw and intermediate materials and packaged foods decrease resulted from the changing of our products mix.

Cost of Sales

Cost of sales totaled $5,425,254 for the three months ended June 30, 2010, an increase of $1,649,207, or 44% as compared to $3,776,047 in the same quarter of 2009. The gross profit rate was 37.88% for the three months ended June 30, 2010, a decrease 4.14 percentage points as compared to 42.02% in the same quarter of 2009. The increase in cost of sales and decrease in gross profit rates was primarily attributable to the increased sales of our cactus feed products.  The gross profit rate is about 17% for cactus feed products.

Operating Expenses

Operating expenses for the three months ended June 30, 2010 totaled $1,011,968, an increase of $110,793, or 12%, compared to $901,175 for the three months ended June 30, 2009. The increase in operating expenses was mainly attributable to our new research and development expense of $104,015 for the three months ended June 30, 2010 and increased amortization expense due to the newly acquired patents.

Other Income and Expenses

Other income (net) for the three months ended June 30, 2010 totaled $1,421,662, compared to net loss of $1,774,852 for the same period of 2009. The increased net other income mainly resulted from the income from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values.  Such income totaled $1,435,280 in the three months ended June 30, 2010. We incurred a loss of $1,761,440 from the revaluation in the same period of 2009.

Income from Operations

Income from operations totaled $2,296,606 in the three months ended June 30, 2010, an increase of $461,084, or 25%, as compared to $1,835,522 in the same period of 2009. The increase resulted mainly from increased sales.

Net Income

Net income totaled $3,001,345 for the three months ended June 30, 2010 as compared to the net loss of $337,486 in the same period of 2009. The increase in net income was caused partially by the income of $1,435,280 from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values. Absent this income, the Company would have had a net income of $1,566,065 and basic and diluted earnings per common share would have been $0.07 and $0.07 for the three months ended June 30, 2010. Absent the revaluation loss of $1,761,440, the Company would have had a net income of $1,423,954 and basic and diluted earnings per common share would have been $0.08 and $0.07 for the three months ended June 30, 2009.

Six Months Ended June 30, 2010 as compared to Six Months Ended June 30, 2009

Comparison of Sales for the Six Months Ended June 30, 2010 and 2009

	Six Months Ended June 30,		% of
	2010	2009	changes
Sales by categories
Nutraceuticals	$5,143,382	$4,688,600	9.70%
Beverages	4,571,771	3,082,283	48.32%
Raw & intermediate materials	1,677,980	1,241,777	35.13%
Packaged foods	-	254,759	-
Cactus cigarettes	1,050,391	-	-
Cactus feed	1,808,919	575,277	214.44%
Total Sales	$14,252,443	$9,842,696	44.80%

Sales for the six months ended June 30, 2010 totaled $14,252,443, an increase of $4,409,747, or 45% compared to the sales of $9,842,696 for the six months ended June 30, 2009.  The increase in sales is attributable to the fact that the Company’s products are efficiently marketed and well accepted by consumers. The sale of our cactus feed products was $1,808,919, an increase of $1,233,642, or 214% as compared to the sales of $575,277 in the same period of 2009. The sale of beverages products was $4,571,771 in the six months ended June 30, 2010, an increase of $1,489,488, or 48%, as compared to the sales of $3,082,283 in the same period of 2009. The sale of cactus cigarettes products was $1,050,391 in the six months ended June 30, 2010, compared to the sales of $0 in the same period of 2009. The sale of nutraceuticals products was $5,143,382 in the six months ended June 30, 2010, an increase of $454,782, or 10%, as compared to the sales of $4,688,600 in the same period of 2009.

Cost of Sales

Cost of sales totaled $9,464,697 for the six months ended June 30, 2010, an increase of $3,595,864, or 61% as compared to $5,868,833 in the same quarter of 2009. The gross profit rate was 33.59% for the six months ended June 30, 2010, a decrease 6.78 percentage points as compared to 40.37% in the same quarter of 2009. The decrease in gross profit rates was primarily attributable to the increased sales of our cactus feed products.  The gross profit rate of cactus feed products is about 16% for cactus feed products.

Operating Expenses

Operating expenses for the six months ended June 30, 2010 totaled $1,310,483, an increase of $52,672, or 4%, compared to $1,257,811 for the six months ended June 30, 2009. The increase in operating expenses was mainly attributable to our new research and development expense of $104,015 for the six months ended June 30, 2010 and increased amortization expense due to newly acquired patent.

Other Income and Expenses

Other income (net) for the six months ended June 30, 2010 totaled $2,924,429, compared to net loss of $1,525,423 for the same period of 2009. The increased net other income mainly resulted from the income from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values.  Such income totaled $2,951,195 in the six months ended June 30, 2010. We incurred a loss of $1,498,715 from the revaluation in the same period of 2009.

Income from Operations

Income from operations totaled $3,477,263 in the six months ended June 30, 2010, an increase of $761,211, or 28%, as compared to $2,716,052 in the same period of 2009. The increase resulted mainly from increased sales.

Net Income

Net income totaled $5,353,983 for the six months ended June 30, 2010 as compared $619,187 in the same period of 2009. The increase in net income was caused partially by the income of $2,951,195 from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values. Absent this income, the Company would have had a net income of $2,402,788 and basic and diluted earnings per common share would have been $0.12 and $0.11 for the six months ended June 30, 2010. Absent the revaluation loss of $1,498,715, the Company would have had a net income of $2,117,902 and basic and diluted earnings per common share would have been $0.12 and $0.11 for the six months ended June 30, 2009.

The year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Sales

	2009	2008	% of changes
Sales by categories
Nutraceuticals	$10,722,568	$10,125,570	5.90%
Beverages	9,318,655	5,395,341	72.72%
Raw & intermediate materials	3,485,604	3,800,383	-8.28%
Packaged foods	384,337	119,285	222.20%
Cactus cigarettes	317,133	-	-
Cactus feed	2,309,059	860,004	168.49%
Total Sales	$26,537,356	$20,300,583	30.72%

Sales for the year ended December 31, 2009 totaled $26,537,356, an increase of $6,236,773, or 30.72% compared to the sale of $20,300,583 for the year ended December 31, 2008.  The increase in sales is attributable to the fact that the Company’s products are efficiently marketed and well accepted by consumers. The sale of our beverage products was $9,318,655, an increase of $3,923,314, or 72.72% as compared to the sale of $5,395,341in 2008. Increased beverage sales accounted for 63% of total increased sales.  The sale of cactus feed products was $2,309,059, an increase of $1,449,055, or 168.49%, as compared to the sale of $860,004 in 2008. Increased cactus feed sales accounted for 23% of total increased sales.

Cost of Sales

Cost of sales totaled $16,016,434 in 2009, an increase of $3,709,131, or 30.14% as compared to $12, 307,303 in 2008. The increase of cost of sales was in line with the increase of our sales in 2009. The gross profit rate was 39.65% in 2009. It was about same as compared to the gross profit rate of 39.37% in 2008.

Operating Expenses

	2009	2008
Operating Expenses
Selling expenses	$249,083	$214,285
Provision for reserve for allowances, return and doubtful accounts	26,897	136,125
Research and development	102,627	12,397
Depreciation and amortization expenses	252,715	285,700
Public company related professional and other expenses	193,835	262,735
Other general and administrative expenses	168,235	268,797
Total Operating Expenses	$993,392	$1,180,039

Operating expenses for the year ended December 31, 2009 totaled $993,392, representing a decrease of $186,647, or 16%, compared to $1,180,039 for the year ended December 31, 2008. The decrease in operating expenses was mainly attributable to decrease in public company related professional and other expenses and other general and administrative expenses.

Public company related professional and other expenses consist of audit, legal, investor relations and other filing expenses.

During 2009, public company related professional and other expenses totaled $193,835, decreased by $68,900 as compared to $262,735 in 2008. The decrease is mainly attributable to a decrease of $51,000 in legal fees and $13,256 in fees related to investor relations.

Other Income and Expenses

Other general and administrative expenses consist of auto expenses, bad debts expense, office, rent and utilities, salaries and wages and others. Other general and administrative expenses totaled $168,235 in 2009, a decrease of $100,562, or 37% as compared to $268,797 in 2008. The decrease is mainly attributable to a decrease of $58,517 in stock option expense incurred from $90,635 in 2008 to $32,118 incurred in 2009 and a decrease of $26,680 incurred for shares issued by the Company in 2008 to obtain a waiver of liquidated damages and liability.

During 2009, the Company recorded a gain of $495,348 on disposal of property, plant and equipment as compared a loss of $14,323 in 2008.

Income from Operations

Income from operations totaled $9,527,530 in 2009, an increase of $2,714,289, or 40%, as compared to $6,813,241 in 2008.

It was mainly resulted from increased sales and decreased operating expenses as discussed above.

Net Income

Net income totaled $480,125 in 2009 as compared to the net income of $5,681,500 in 2008. The decrease of net income was caused mainly by the expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values. (See Note 10 to Financial Statements). Absent this expense, the Company would have a net income of $8,406,307; basic earnings per share $0.46 and diluted earnings per share $0.43 in 2009.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $2,279,956 and $2,918,068, as of June 30, 2010 and December 31, 2009. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $6,078,370 and $1,329,923 for the six months ended June 30, 2010 and 2009, respectively. The increase in net cash provided by operating activities in 2010 was due to the increase of our sales and collections of other receivables totaling $3,747,926, which related to sale of land use rights and certain equipment in 2009.

Net cash provided by operating activities was $7,749,649 and $9,676,505 for the year ended December 31, 2009 and 2008, respectively. The decrease in net cash provided by operating activities in 2009 was due to the increase of other receivable in the amount of $3,747,926 resulted from the buy and sale of land use rights and certain equipment in 2009.

Net Cash Used in Investing Activities

Net cash used in investing activities was $7,738,315 and $2,930,200 for the six months ended June 30, 2010 and 2009, respectively. In January 2010, the Company purchased a livestock feed patent in the amount of $7,981,624 (RMB 54,112,700).  The Company deposited $2,930,200 pursuant to the Assets Purchase Agreement entered on March 25, 2009 for land use rights.

Net cash used by investing activities was $9,460,214 in 2009, compared to $7,184,232 in 2008. On August 25, 2009, the Company acquired land use rights of state-owned land located in Langbei Village, Baisha Town covering an area of 181,854 square meters, with a useful life of 50 years starting from the issue date of the land use right certificate. The purchase price for the Taishan Baisha land use rights of 66,376,800 RMB ($9,710,926) was paid in full as of December 31, 2009.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $869,958 and $0 for the six months ended June 30, 2010 and 2009.  During the six months ended June 30, 2010, the Company received net proceeds of $125,000 from cash exercise of stock options and net proceeds of $750,000 from exercise of B warrants. The Company repaid $5,042 to a related party.

Net cash provided by financing activities was $255,042 in 2009, compared to $720,922 in 2008. During 2008, the Company received net proceeds of $720,922 from the sale of Series A preferred stock. During 2009, the Company received deposits of $250,000 for exercise 333,334 shares of warrant A.

The Company’s operations for the year ended December 31, 2009 resulted in comprehensive income of $259,429. The Company has funded its cash needs from revenue.

Note Payable to a Financial Institution

The note payable (6,050,000 RMB) is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $26,590 and $26,590 for the six months ended June 30, 2010 and 2009, respectively.

Estimated Liability for Equity-Based Financial Instruments with Characteristics of Liabilities

Effective January 1, 2009, in accordance with EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”, the Company reclassified the fair values at January 1, 2009 of the outstanding Series A Convertible Preferred Stock and the warrants comprising the March 21, 2008 and the July 16, 2008 sales of units (see Note 12) from stockholders’ equity to liabilities, as follows:

	Shares / Warrants	Fair Value

Series A Convertible Preferred Stock	1,150,000	$333,500

A warrants	1,250,000	122,000
B warrants	1,500,000	120,150
C warrants	500,000	47,950
D warrants	600,000	47,640
Total warrants	3,850,000	337,740

Total Financial Instruments	5,000,000	$671,240

Since at January 1, 2009 the carrying value of the outstanding financial instruments was $690,000, the Company recognized a cumulative effect adjustment resulting from a change in accounting principle of $18,760, or a net of $671,240. Accordingly, the unappropriated retained earnings balance at December 31, 2008 was increased from $11,604,285 to $11,623,045, as adjusted, on January 1, 2009.

The characteristics which require classification of the Series A Preferred Stock and warrants as liabilities are the Company’s obligations to reduce the conversion price of the Series A Preferred Stock and the exercise price of the warrants in the event that the Company sells, grants, or issues any shares, options warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants. As a result, the Company remeasures the fair values of these financial instruments each quarter, adjusts the liability balances, and reflects changes in operations as “income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values”.

At June 30, 2010, the fair values of the financial instruments consisted of:

	Shares / Warrants	Fair Value
	(Unaudited)	(Unaudited)
Series A Convertible Preferred Stock	50,000	$66,000
A warrants	-	-
B warrants	750,000	425,475
C warrants	500,000	334,750
D warrants	600,000	329,940
Total warrants	1,850,000	1,090,165
Total Financial Instruments	1,900,000	$1,156,165

Below is a reconciliation of the change in the fair values of the financial instruments from January 1, 2009 through June 30, 2010.

	Shares / Warrants	Fair Value
Balance, January 1, 2009	5,000,000	$671,240
Revaluation credited to operations	-	(262,725)
Balance, March 31, 2009	5,000,000	408,515
Revaluation charged to operations	-	1,761,440
Balance, June 30, 2009	5,000,000	2,169,955
Conversion of Series A Preferred Stock to Common Stock	(416,667)	(666,667)
Revaluation charged to operations	-	2,738,135
Balance, September 30, 2009	4,583,333	4,241,423
Conversion of Series A Preferred Stock to Common Stock	(683,333)	(1,282,500)
Exercise of A warants	(1,250,000)	(1,589,895)
Revaluation charged to operations	-	3,689,332
Balance, December 31, 2009	2,650,000	5,058,360
Exercise of B warrants (Unaudited)	(475,000)	(612,750)
Revaluation credited to operations (Unaudited)	-	(1,515,915)
Balance, March 31, 2010 (Unaudited)	2,175,000	2,929,695
Exercise of B warrants (Unaudited)	(275,000)	(338,250)
Revaluation credited to operations (Unaudited)	-	(1,435,280)
Balance, June 30, 2010 (Unaudited)	1,900,000	$1,156,165

The Series A Convertible Preferred Stock is valued based on the trading price of the Company’s common stock. The warrants are valued using the Black-Scholes option pricing model with a 100% volatility assumption regarding the trading price of the Company’s common stock.

Impact of Inflation

CKGT believes that inflation has had a negligible effect on operations over the past three years. CKGT believes that it can offset inflationary increases in operating costs by increasing prices.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Critical Accounting Policies

In Note 2 to the audited consolidated financial statements for the years ended December 31, 2009 and 2008 included in this annual report, the Company discusses those accounting policies that are considered to be significant in determining the results of operations and its financial position. The Company believes that the accounting principles utilized by it conform to accounting principles generally accepted in the United States of America. The Company applies the following critical accounting policies related to revenue recognition in the preparation of its financial statements.

General

The Company’s Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Board of Directors. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Sales of products are recognized when title to the product and risk of loss transfer to the customer (which depends on the customer) provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable. Sales terms provide for passage of title either at the time shipment is made or at the time of the delivery of product and generally do not include any customer right of return. Shipping and handling costs are included as a component of cost of sales.

Fair Value of Financial Instruments

In connection with the determination of estimated liability for equity-based financial instruments with characteristics of liabilities (see Note 10 to consolidated financial statements), the Company used the Black-Scholes option pricing model and the following assumptions: expected volatility of 100%, and risk-free interest rate of 2%.

Foreign Currency Translation

The consolidated financial statements of the Company are translated pursuant to Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters.” The Company’s subsidiaries, Harbin Hainan Kangda and Guangdong Taishan Kangda, are located and operated in China. The Chinese Yuan is the functional currency. The financial statements of China Kangtai are translated to U.S. dollars using period-end exchange rates for assets and liabilities, and average exchange rates for revenues, costs and expenses. Translation adjustments are recorded in accumulated other comprehensive income as a component of stockholders’ equity. Transaction gains or losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Recently Adopted Accounting Standards

In February 2010, the Company adopted an amendment to previously adopted accounting guidance on subsequent event disclosure, which established standards of accounting for and disclosure of events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Under the amended guidance, the Company is no longer required to disclose the date through which subsequent events have been evaluated. The adoption of this requirement did not have a material impact on the Company’s financial condition or results of operations.

Recent Accounting Pronouncements

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date.  For the Company, this standard was effective beginning April 1, 2009 and adoption of this standard did not have a material impact on the Company’s results of operations or financial condition

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s results of operations or financial condition.

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. Adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s results of operations and financial condition.

In January 2010, the Financial Accounting Standards Board issued guidance which expands the required disclosures about fair value measurements. This guidance requires disclosures about transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). This guidance is effective for the Company as of January 1, 2011. The adoption of this guidance will not have a material impact on its financial condition or results of operations.

In April 2010, the FASB issued ASU 2010-13, “Compensation-Stock Compensation (Topic 718) - Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this update do not expand the recurring disclosures required by Topic 718. Disclosures currently required under Topic 718 are applicable to a share-based payment award, including the nature and the term of share-based payment arrangements. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company is currently evaluating the impact of the adoption of ASU 2010-13 on its financial statements.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers currently serving the Company are as follows:

Name	Age	Positions Held
Jinjiang Wang	61	President, Chief Executive Officer and Chairman of the Board of Directors
Chengzhi Wang	40	General Manager and a Director
Hong Bu	36	Chief Financial Officer and a Director
Jiping Wang	49	Director
Song Yang	36	Director

The directors named above will serve until the next annual special meeting of the Company’s stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

The directors and officers will devote their time to the Company’s affairs on an “as needed” basis, which, depending on the circumstances, could amount to as little as two hours per month, or more than forty hours per month, but more than likely will fall within the range of five to ten hours per month. All of the Company’s officers are full time employees of the Company.

Biographical Information

Jinjiang Wang has served as the Chairman of the Board, President and Chief Executive Officer of the Company since June 2005 and a director of the Company since July 2005. Since 1998, Mr. Wang has served as a director and Chairman of the board of the Company’s subsidiary, Harbin Hainan Kangda.  Mr. Wang has over 20 years of experience in management, production development and sales. He is a founder of Harbin Hainan Kangda and a pioneer of the now established edible cactus trade of China. Mr. Wang graduated from Northeast Agricultural University with a degree in Agriculture & Forest Engineering. Mr. Wang was selected to serve as a director based on his prior experience and knowledge of the industry.

Chengzhi Wang has served as the Company’s director since July 2005 and as the General Manager of CKGT since June 2005. Mr. Wang also serves as a director and general manager of the Company’s subsidiary, Harbin Hainan Kangda and has held these positions since 1998. Mr. Wang has over five years experience in management, production and sales.  He is a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Mr. Wang graduated from Architectonics Department of Harbin Institute of Technology with an engineer degree. Mr. Wang was selected to serve as a director because of his prior experience and knowledge of the industry.

Hong Bu has served as the Company’s director since July 2005 and the Chief Financial Officer of CKGT since June 2005. From 1998 to 2005 Ms. Bu served as senior accountant of Harbin Hainan Kangda. Ms. Bu has over five years of experience as Harbin Hainan Kangda’s senior accountant. Ms. Bu was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Ms. Bu graduated with a degree in Finance from the Finance and Economics Institute of Harbin. She is a CPA (certified public accountant). Ms. Bu was selected to serve as a director because of her prior experience and knowledge of the industry.

Jiping Wang has served as a director of the Company since July 2005. Since 1979, Ms. Wang has served as an officer of Heilongjian Food Control and Drought Prevention Center. Ms. Wang graduated from the Economic Managerial Cadre’s Institute of Harbin. Ms. Wang was selected to serve as a director because of her prior experience and knowledge in the industry.

Song Yang has served as a director of the Company since July 2005. Ms. Yang has over 15 years of experience in the Government Administrative Department. From 2000 to 2004, Ms. Yang served as a financing manager of Heilongjian Securities Corporation. Ms. Yang was a founder of Harbin Hainan Kangda and a pioneer in the edible cactus trade of the P.R.C. Ms. Yang graduated from Heilongjiang_University with a degree in Economics. Ms. Yang was selected to serve as a director because of her prior experience and knowledge of the industry.

Family Relationships

Our Chairman, President and CEO, Mr. Jinjiang Wang, is the father of our General Manager, Mr. Chengzhi Wang. Our CFO, Ms. Hong Bu, is the wife of Mr. Chengzhi Wang and daughter in law of Mr. Jinjiang Wang. Other than the relationship described above, there are no family relationships between or among any of our current directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Board Leadership Structure

The Board of Directors believes that Mr. Wang’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Wang possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers and suppliers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

The board of directors has established an audit committee. The audit committee is comprised of Jinjiang Wang and Chengzhi Wang. The audit committee has yet to adopt a definitive charter though it typically reviews, acts on, and reports to the board of directors with respect to various auditing and accounting matters. The matters typically considered by CKGT’s audit committee include recommendations as to the performance of its independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee’s responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, CKGT would be required to adopt a definitive charter for its audit committee. The board of directors has not yet established a compensation committee or a nominating committee.

Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. CKGT does not anticipate adopting a provision for compensating directors in the future.

Compliance With Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them with one exception. A Form 3 for Chengzhi Wang, a director of the Company, was inadvertently filed a day late in connection with the Company’s reorganization transaction occurring in June 2005.

Code of Ethics

CKGT has adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions. CKGT has filed a copy of its Code of Ethics as Exhibit 14 to its Form 10-KSB for the fiscal year ended 2003. Further, CKGT’s Code of Ethics is available in print, at no charge, to any security holder who requests such information by contacting CKGT.

Indemnification of Directors and Officers

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table provides summary compensation information for the years 2009 and 2008 concerning cash and non-cash compensation paid or accrued by the Company to or on behalf of the chief executive officer:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jinjiang Wang,	2009	$17,556	-	-	-	-	-	-	$17,556
President, Chief Executive	2008	$14,630	-	-	-	-	-	-	$14,630
Officer and Chairman

Chengzhi Wang,	2009	$14,045	-	-	-	-	-	-	$14,045
General Manager	2008	$11,118	-	-	-	-	-	-	$11,118

Hong Bu,	2009	$14,045	-	-	-	-	-	-	$14,045
Chief Financial Officer	2008	$11,118	-	-	-	-	-	-	$11,118
(1) Converted from RMB at the exchange rate of 1RMB=US$0.1463

No executive officer received compensation in excess of $100,000 during the fiscal years ended December 31, 2009 and 2008. In addition, members of the Board of Directors did not receive compensation for their services during the fiscal years ending December 31, 2009 and 2008.

Director Compensation

Directors currently are not reimbursed for out-of-pocket costs incurred in attending meetings and no director receives any compensation for services rendered as a director. CKGT does not anticipate adopting a provision for compensating directors in the future.

Employment Contracts

We have the following agreements with our named executive officers.

Hong Bu

On June 3, 2010, we entered into a Contract of Employment, pursuant to which we pay Ms. Bu RMB 4,000 per month. This agreement is for a term of five years expiring June 3, 2015. However, either party may terminate this agreement at anytime upon 30 days’ advanced notice.

Chengzhi Wang

On June 3, 2010, we entered into a Contract of Employment, pursuant to which we pay Mr. Wang RMB 4,000 per month. This agreement is for a term of five years expiring June 3, 2015.  However, either party may terminate this agreement at anytime upon 30 days’ advanced notice.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND CORPORATE GOVERNANCE

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent (5%) stockholder or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest.

The Board of Directors has determined that none of the Company’s current directors are independent directors within the meaning set forth in the rules of NASDAQ as currently in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 24, 2010, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

Title of Class	Name and Address of Owner	Amount and Nature of Ownership		Percent of Class(1)
Executive Officers and Directors
Common Stock	Jinjiang Wang The 4th Group, 21st Residents’ Committee Xinhua Street, Boli Town, Boli County Heilongjiang Province P.R.C.	4,372,818 Direct		20.5%
Common Stock	Chengzhi Wang No. 98 Xiangshun Street Xiangfang District, Harbin, P.R.C.	3,892,970 Direct		18.3%
Common Stock	Hong Bu No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	750,046 Direct		3.5%
Common Stock	Jiping Wang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	700,734 Direct		3.3%
Common Stock	Song Yang No. 99 Taibei Road Limin Economy and Technology Developing District, Harbin, P.R.C.	726,688 Direct		3.4%
Common Stock	All Directors and Executive Officers as a Group (5 persons)	10,443,256 Direct		49.1%
5% Holder
Common Stock	T Squared Investments LLC. 1325 Sixth Avenue, Floor 28 New York, NY 10019	1,900,000 Direct	(2)	8.9%

(1)
Applicable percentage ownership is based on 21,227,527 shares of common stock outstanding as of August 24, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of August 24, 2010 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 24, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Of which 50,000 shares of common stock are issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock at the election of the holder at any time and 1,900,000 shares of common stock are issuable upon the exercise of warrants which are immediately exercisable. Pursuant to the Preferred Stock Purchase Agreements and Common Stock Purchase Warrants by and between the Company and the T Squared Investments LLC (“T Squared”) dated March 21, 2008 and July 16, 2008, T Squared is not entitled to exercise any warrant which will result in beneficial ownership by T Squared and its affiliates of more than 4.9% of the outstanding shares of the Company’s common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by The Crone Law Group, San Francisco, California. The Crone Law Group holds an option to purchase 250,000 shares of common stock at an initial exercise price of $1.49 per share and 208,115 shares of common stock.

EXPERTS

The consolidated financial statements of our company as of December 31, 2009 and 2008 included in this prospectus have been audited by Michael T. Studer, CPA, P.C., independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Interim Financial Statement

Condensed Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009 (audited)	F-1

Condensed Consolidated Statements of Income and Comprehensive Income for the three months ended June 30, 2010 and 2009 (unaudited) and for the six months ended June 30, 2010 and 2009 (unaudited)	F-2

Condensed Statements of Stockholders' Equity (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2010 and 2009 (unaudited)	F-4

Notes to the Condensed Consolidated Financial Statements (unaudited)	F-5

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-24

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-25

Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2009 and 2008	F-26

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2009 and 2008	F-27

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008	F-28

Notes to Consolidated Financial Statements	F-29

PART I—FINANCIAL INFORMAION
 Item 1. Financial Statements
China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,279,956	$2,918,068
Accounts receivable, net of allowance for doubtful accounts of $983,494 and $1,006,597, respectively	4,754,405	2,283,257
Inventories	1,323,489	2,440,904
Prepaid expenses	11,088	1,265
Other receivables	10,632	3,992,562
Total Current Assets	8,379,570	11,636,056

Property, plant and equipment, net of accumulated depreciation of $2,343,857 and $2,112,093, respectively	5,562,178	5,750,876

Other Assets
Intangible assets, net of accumulated amortization of $1,197,258 and $1,054,531, respectively	8,164,965	316,300
Land use rights, net of accumulated amortization of $667,680 and $473,151, respectively	17,938,679	17,981,834

Total Assets	$40,045,392	$35,685,066
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$217,661	$311,417
Note payable	892,375	885,115
Taxes payable	999,252	789,141
Other payable	-	5,042
Total Current Liabilities	2,109,288	1,990,715

Estimated liability for equity-based financial instruments with characteristics of liabilities:
Designated as Series A convertible Preferred Stock (50,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	66,000	135,500
Warrants	1,090,165	4,922,860
Total	1,156,165	5,058,360

Total Liabilities	3,265,453	7,049,075

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred stock, par value $.001 per share; authorized 200,000,000 shares; issued and outstanding: 50,000 and 50,000 shares, respectively	-	-
Common stock, par value $.001 per share; authorized 200,000,000 shares, issued or issuable and outstanding: 21,227,527 and 20,024,024 shares, at June 30, 2010 and December 31, 2009, respectively	21,228	20,024
Additional paid-in capital	13,462,737	11,003,276
Retained earnings
Appropriated	4,353,273	3,881,804
Unappropriated	15,786,225	10,903,711
Accumulated other comprehensive income (Foreign currency translation adjustments)	3,156,476	2,827,176
Total stockholders’ equity	36,779,939	28,635,991
Total Liabilities and Stockholders’ Equity	$40,045,392	$35,685,066

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Net Sales	$8,733,409	$6,512,744	$14,252,443	$9,842,696
Cost of Sales	(5,424,835)	(3,776,047)	(9,464,697)	(5,868,833)
Gross Profit	3,308,574	2,736,697	4,787,746	3,973,863

Operating Expenses
Selling expenses	33,804	21,615	58,415	57,944
Reduction in reserve for allowances, returns and doubtful accounts	-	-	(31,146)	-
Research and development	104,015	-	104,015	-
General and administrative expenses	745,188	815,538	987,390	1,073,138
Depreciation	19,074	20,168	38,107	39,057
Amortization of land use rights	9,534	9,542	19,068	19,077
Amortization of intangible assets	100,353	34,312	134,634	68,595
Total operating expenses	1,011,968	901,175	1,310,483	1,257,811
Income from Operations	2,296,606	1,835,522	3,477,263	2,716,052

Other Income (Expense)
Interest income	96	26	243	26
Imputed interest expense	(13,295)	(13,306)	(26,590)	(26,602)
Income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values	1,435,280	(1,761,440)	2,951,195	(1,498,715)
Loss on disposal of property and equipment	(419)	(132)	(419)	(132)
Total Other Income (Expenses)	1,421,662	(1,774,852)	2,924,429	(1,525,423)
Income before Income Tax	3,718,268	60,670	6,401,692	1,190,629
Income tax expense	(716,923)	(398,156)	(1,047,709)	(571,442)
Net Income (Loss) Attributable to Common Stockholders	$3,001,345	$(337,486)	$5,353,983	$619,187

Net Income (Loss) Per Common Share
Basic	$0.14	$(0.02)	$0.26	$0.03
Diluted	$0.14	$(0.02)	$0.25	$0.03

Weighted Average Number of Common Shares Used to Compute Earnings per Common Share:
Basic	20,989,569	17,885,625	20,658,372	17,885,625
Diluted	22,094,538	19,035,625	21,706,021	19,035,625

Comprehensive Income:
Net income (loss)	$3,001,345	$(337,486)	$5,353,983	$619,187
Foreign currency translation adjustment	255,261	2,344	329,300	(28,547)
Comprehensive Income (Loss)	$3,256,606	$(335,142)	$5,683,283	$590,640

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Condensed Consolidated Statements of Stockholders' Equity

	Preferred Stock $0.001 par value		Common Stock $0.001 par value		Additional paid-in	Unappropriated retained	Appropriated retained	Accumulated other comprehensive
	Shares	Amount	Shares	Amount	capital	earnings	earnings	income	Total

Balance at December 31, 2007	-	$-	17,739,625	$17,740	6,607,848	$7,082,943	$1,844,937	$1,738,626	$17,292,094
Sale of Series A preferred stock	1,250,000	1,250	-	-	719,672	-	-		720,922
Deemed dividends	-	-	-	-	322,750	(322,750)	-		-
Issuance of shares in consideration for the waiver of liquidated damages	-	-	46,000	46	26,634	-	-	-
Conversion of Series A preferred stock	(100,000)	(100)	100,000	100	0	-	-	-	-
Stock option expense	-	-	-	-	90,635		-		90,635
Imputed interest on note payable	-	-	-	-	52,326	-	-	-	52,326
Transfer to statutory and staff welfare reserves	-	-	-	-	0	(837,408)	837,408	-	-
Net income for the year ended December 31, 2008						5,681,500			5,681,500
Currency translation adjustment	-	-	-	-	0	-	-	1,309,246	1,309,246
Balance at December 31, 2008 (as restated)	1,150,000	1,150	17,885,625	17,886	7,819,865	11,604,285	2,682,345	3,047,872	25,173,403
January 1, 2009 cumulative effect of change in accounting principle:
Reclassification of Series A Preferred Stock and A, B, C, and D Warrants from stockholder's equity to liabilities, including revaluation at fair value of $18,760	(1,150,000)	(1,150)			(688,850)	18,760			(671,240)
Balance at January 1, 2009 after cumulative effect adjustment	-	-	17,885,625	17,886	7,131,015	11,623,045	2,682,345	3,047,872	24,502,163
Conversion of Series A preferred stock	-	-	1,100,000	1,100	1,948,067	-	-	-	1,949,167
Cashless exercise of A warrants	-	-	598,006	598	1,290,630	-	-	-	1,291,228
Cash exercise of A warrants	-	-	333,334	333	548,334	-	-	-	548,667
Exercise of stock option	-	-	107,059	107	32,011	-	-	-	32,118
Imputed interest on note payable	-	-	-	-	53,219	-	-	-	53,219
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(1,199,459)	1,199,459	-	-
Net income for the year ended December 31, 2009	-	-	-	-	-	480,125	-	-	480,125
Currency translation adjustment	-	-	-	-	-	-	-	(220,696)	(220,696)
Balance at December 31, 2009	-	-	20,024,024	20,024	11,003,276	10,903,711	3,881,804	2,827,176	28,635,991
Cashless exercise of stock options	-	-	238,503	239	(239)	-	-	-	-
Stock issued for consulting services	-	-	90,000	90	217,710	-	-	-	217,800
Exercise of B warrants	-	-	750,000	750	1,700,250	-	-	-	1,701,000
Exercise of $1.00 stock options	-	-	125,000	125	124,875	-	-	-	125,000
Stock option expense	-	-	-	-	390,275	-	-	-	390,275
Imputed interest on note payable	-	-	-	-	26,590	-	-	-	26,590
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(471,469)	471,469	-	-
Net income for the six months ended June 30, 2010 (Unaudited)	-	-	-	-	-	5,353,983	-	-	5,353,983
Currency translation adjustment	-	-	-	-	-	-	-	329,300	329,300
Balance at June 30, 2010 (Unaudited)	-	$-	21,227,527	$21,228	$13,462,737	$15,786,225	$4,353,273	$3,156,476	$36,779,939

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	For the Six Months Ended June 30,
	2010	2009

Cash Flows from Operating Activities
Net income	$5,353,983	$619,187
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values	(2,951,195)	1,498,715
Issuance of shares in consideration for consulting services liquidated damages	217,800	-
Issuance of options in consideration for legal services	390,275	-
Reduction in allowances, returns and doubtful accounts	(31,146)	-
Depreciation - cost of sales	196,352	196,446
Depreciation - operating expenses	38,107	39,057
Amortization of land use rights -cost of sales	170,287	68,595
Amortization of land use rights- operating expenses	19,068	19,077
Amortization of intangible assets	134,634	68,595
Imputed interest	26,590	26,602
Loss on disposal of property and equipment	419	132
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,448,045)	(1,587,533)
Decrease in inventories	1,117,415	523,541
Increase in prepaid expenses	(9,823)	(285)
Increase in other receivables	(10,632)	-
Collections of other receivables	3,747,926	-
Decrease in accounts payable and accrued liabilities	(93,756)	(99,880)
Increase (decrease) in taxes payable	210,111	(42,326)
Net cash provided by operating activities	6,078,370	1,329,923
Cash Flows from Investing Activities
Purchase of patent	(7,981,624)	-
Purchase of fixed assets	(1,327)	-
Collection of amount previously advanced to related party	244,636	-
Deposit for purchase of land use rights and property and equipment	-	(2,930,600)
Net cash (used for) investing activities	(7,738,315)	(2,930,600)
Cash Flows from Financing Activities
Repayment to related party	(5,042)	-
Cash exercise of options	125,000	-
Exercise of B warrants	750,000	-
Net cash provided by financing activities	869,958	-
Effect of exchange rate changes on cash and cash equivalents	151,875	(8,592)
Decrease in cash and cash equivalents	(638,112)	(1,609,269)
Cash and cash equivalents, beginning of period	2,918,068	4,398,897
Cash and cash equivalents, end of period	$2,279,956	$2,789,628

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$861,631	$613,768

The accompanying notes are an integral part of these financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”), a company with limited liability, was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

US China Kangtai and BVI China Kangtai are investment holding companies and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in the PRC.

In 2004, BVI China Kangtai acquired Harbin Hainan Kangda. In 2005, US China Kangtai acquired BVI China Kangtai.

On September 26, 2006, Harbin Hainan Kangda acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a PRC company with limited liability previously owned by two stockholders, for $1,475,000 in cash. Taishan Kangda grows and sells cactus.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter collectively referred to as the “Company”.

The accompanying unaudited condensed consolidated financial statements include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 – INTERIM FINANCIAL STATEMENTS

The unaudited condensed financial statements as of June 30, 2010 and for the three and six months ended June 30, 2010 and 2009 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q.  In the opinion of management, the unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2010 and the results of operations and cash flows for the periods ended June 30, 2010 and 2009.  The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited.  The results for the three months ended June 30, 2010 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2010.  The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations.  These unaudited condensed financial statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2009 as included in our report on Form 10-K, as filed with the SEC on April 15, 2010.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, note payable, taxes payable and other payable.  The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments and based on interest rates of comparable instruments.

Foreign Currency Translation

The functional currency of US China Kangtai and BVI China Kangtai is the United States dollar.  The functional currency of Harbin Hainan Kangda and Taishan Kangda is the Chinese Renminbi (“RMB”).  The reporting currency of the Company is the United States dollar.

Harbin Hainan Kangda and Taishan Kangda assets and liabilities are translated into United States dollars at period-end exchange rates ($0.14750 and $0.14630 at June 30, 2010 and December 31, 2009, respectively).  Harbin Hainan Kangda and Taishan Kangda revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ended June 30, 2010 and 2009.  Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.  There are no material foreign currency transaction gains or losses for the three and six months ended June 30, 2010 and 2009.

Cash and Cash Equivalents

Cash and cash equivalents at June 30, 2010 and December 31, 2009 consist of cash on hand and demand deposit accounts with banks. The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. A reserve for allowances and doubtful accounts is established and recorded based on historical experience and the aging of the related accounts receivable.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Work in progress and finished goods are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets (40 years for buildings, 12 years for plant equipment and machinery, 10 years for motor vehicles, and 8 years for furniture and office equipment).

Intangible and Other Long-Lived Assets

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments.  Land use rights are being amortized on a straight-line basis over the remaining term of the related agreements, which range from 30 to 50 years. Other intangible assets consist of patents and licenses. Patents and licenses are amortized over their expected useful economic lives, which range from 10 to 15 years.

The Company reviews its long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.  The Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Revenue Recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $139,175 and $0 for the six months ended June 30, 2010 and 2009.

Research and Development

Research and development costs related to both present and future products are expensed as incurred. Research and development costs totaled $104,015 and $0 for the six months ended June 30, 2010 and 2009, respectively.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation- Stock Compensation”.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

In addition to requiring supplemental disclosures, FASB ASC 718, Compensation – Stock Compensation, addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

References to the issuances of restricted stock refer to stock of a public company issued in private placement transactions to individuals who are eligible to sell all or some of their shares of restricted Common Stock pursuant to Rule 144, promulgated under the Securities Act of 1933 (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder who is not an affiliate and has satisfied a six-month holding period may sell all of his restricted stock without restriction, provided that the Company has current information publicly available. Rule 144 also permits, under certain circumstances, the sale of restricted stock, without any limitations, by a non-affiliate of the Company that has satisfied a one-year holding period.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying enacted statutory tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants, and convertible preferred stock) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income per common share are excluded from the calculation.

The following table provides a reconciliation of common shares used in the basic net income per common share and diluted net income per common share computations for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted average shares outstanding - basic	20,989,569	17,885,625	20,658,372	17,885,625
Series A convertible preferred stock	50,000	1,150,000	50,000	1,150,000
Incremental common shares from stock options and warrants	1,054,969	-	997,649	-
Weighted average shares outstanding - diluted	22,094,538	19,035,625	21,706,021	19,035,625

The Company uses the treasury stock method to account for the dilutive effect of unexercised stock options and warrants in diluted net income per common share. Antidilutive common shares related to stock options and warrants excluded from the computation of diluted net income per common share were approximately 3,850,000 for the three and six months ended June 30, 2009.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Segment Information

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recently Adopted Accounting Standards

In February 2010, the Company adopted an amendment to previously adopted accounting guidance on subsequent event disclosure, which established standards of accounting for and disclosure of events or transactions that occur after the balance sheet date but before financial statements are issued or available to be issued. Under the amended guidance, the Company is no longer required to disclose the date through which subsequent events have been evaluated. The adoption of this requirement did not have a material impact on the Company’s financial condition or results of operations.

Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board issued guidance which expands the required disclosures about fair value measurements. This guidance requires disclosures about transfers of investments between levels in the fair value hierarchy and disclosures relating to the reconciliation of fair value measurements using significant unobservable inputs (level 3 investments). This guidance is effective for the Company as of January 1, 2011. The adoption of this guidance will not have a material impact on its financial condition or results of operations.

In April 2010, the FASB issued ASU 2010-13, “Compensation-Stock Compensation (Topic 718) - Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this update do not expand the recurring disclosures required by Topic 718. Disclosures currently required under Topic 718 are applicable to a share-based payment award, including the nature and the term of share-based payment arrangements. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company is currently evaluating the impact of the adoption of ASU 2010-13 on its financial statements.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 4 - INVENTORIES

Inventories consist of:

	June 30, 2010	December 31, 2009
	(Unaudited)
Cactus stock	$899,814	$2,149,643
Other raw materials and work-in-process	78,101	28,158
Finished goods	446,721	311,761
Total	1,424,636	2,489,562
Less: allowance for market adjustments to inventories	(101,147)	(48,658)
Net	$1,323,489	$2,440,904

NOTE 5 – OTHER RECEIVABLES

Other receivables at June 30, 2010 and December 31, 2009 consist of:

	June 30, 2010	December 31, 2009
	(Unudited)
Land Center of Qitaihe	$-	$3,116,843
QitaiheTianhe Pharmaceutical Co. Ltd	-	631,083
Due from related party	10,632	244,636
Total	$10,632	$3,992,562

Disposal of property, plant and equipment

On March 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with Qitaihe Kangwei Biotechnology Co., Ltd. (“Seller”). Under the terms of the Agreement, the Company was to acquire (i) land use rights of state-owned land located in Shuguang Village of Xinxing District in Qitaihe City, covering an area of 49 thousand square meters, with a use life of 43 years, (ii) housing ownership of 5,606.20 square meters in Shuguang Village of Xinxing District in Qitaihe City, HeiLongJiang Province and (iii) fixed assets consisting of machinery, equipment and facilities (including equipment, information, file data, spare parts and office supplies) located on the acquired premises. The land use rights, housing ownership and fixed assets were collectively referred to as the “Assets”. Total purchase price under the Agreement was RMB 37,000,000 ($5,413,100).

On December 19, 2009, the Company entered into a draft agreement with the Government of Qitaihe City and agreed to give up all the rights acquired from the above purchase to the Qitaihe local government for rebuilding the city of Qitaihe. In return for forfeiting the properties purchased, the Company received a total of RMB 36,304,461 (approximately US$5.3 million) as compensation from the City of Qitaihe. The agreement of forfeiting was signed on January 27, 2010.

On December 20, 2009, the Company sold certain equipment it had previously acquired to an unrelated third party in the amount of RMB 4,313,620 (approximately $631,000).

As a result of transactions described in the preceding three paragraphs, the Company recognized a net gain of RMB 3,378,675 ($495,348) on the “Disposal of property, plant and equipment,” which was included within “Other Income (Expense)” in the Statement of Operations for the year ended December 31, 2009.

The balance due from Land Center of Qitaihe and proceeds receivable from sale of equipment were collected in the first quarter 2010.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Due from related party

At June 30, 2010 and at December 31, 2009, due from related party, Mr. Chengzhi Wang, the General Manager and Director of the Company, of $10,632 and $244,636, respectively, was interest free and due on demand.

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consist of:

	June 30, 2010	December 31, 2009
	(Unaudited)
Buildings	$2,944,723	$2,920,766
Plant equipment and machinery	4,680,327	4,642,249
Motor vehicles	270,949	288,816
Furniture and office equipment	10,036	11,138
Total	7,906,035	7,862,969
Less accumulated depreciation	(2,343,857)	(2,112,093)
Net	$5,562,178	$5,750,876

Depreciation expense was $234,459 and $235,503 for the six months ended June 30, 2010 and 2009, respectively, of which $196,352 and $196,446, were included in cost of sales, respectively.

NOTE 7 - LAND USE RIGHTS

Land use rights, net consist of:

	June 30, 2010	December 31, 2009
	(Unaudited)
Harbin Hainan Kangda	$17,728,476	$17,584,244
Taishan Kangda	877,883	870,741
Total	18,606,359	18,454,985
Less accumulated amortization	(667,680)	(473,151)
Net	$17,938,679	$17,981,834

On August 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with the Local Government of Baisha Town, Taishan City, Guangdong Province (“Seller”). Under the terms of the Agreement, the Company was to acquire land use rights of state-owned land located in Langbei Village, Baisha Town covering an area of 181,854 square meters, with a useful life of 50 years starting from the issue date of the land use right certificate.

The purchase price for the Taishan Basha land use rights of 66,376,800 RMB ($9,710,926) was paid in full as of December 31, 2009. Commencing January 2010, amortization of the cost is being charged to operations.

Amortization of land use rights was $189,355 and $87,672 for the six months ended June 30, 2010 and 2009, respectively, of which $170,287 and $68,595, respectively, were included in cost of goods sold.

The expected amortization of the above land use rights for each of the five succeeding years ending June 30, and in the aggregate, are as follows:

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Year Ending June 30,	Amount (Unaudited)

2011	$381,132
2012	381,132
2013	381,132
2014	381,132
2015	381,132
Thereafter	16,033,019
Total	$17,938,679

NOTE 8 - INTANGIBLE ASSETS

Intangible assets, net consist of:

	June 30, 2010	December 31, 2009
	(Unaudited)
Patents and licenses	$9,362,223	$1,370,831
Less accumulated amortization	(1,197,258)	(1,054,531)
Net	$8,164,965	$316,300

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

In January 2010, the Company purchased a group of cactus patents for cattle, hog and fish feed for $7,927,511 (RMB 54,112,700) under a “Patent Transfer Agreement” which provided for the Company to make 4 installment payments to the transferor of the patent, as follows: 25% at the end of January 2010; 25% at the end of March 2010; 20% at the end of June 2010; and 30% at the end of August 2010.

The agreement also placed certain requirements on the Transferor concerning timely providing the materials necessary so that title to the patent could promptly be received by the Company. In addition, the agreement imposes liquidated damages fees to the Company if it fails to make payment to the Transferor whom has the right to rescind the contract and return of all materials related to the patent, or if the Company is late in paying an amount, in particular if it is 2 months tardy. There were liquidated damages fees imposed on the Transferor if they were tardy as well.

The Company has paid $6,299,500 in cash, which amount exceeded payments required by the agreement through March 31, 2010, resulting in a $1,628,011 balance due which is reflected in the Balance Sheet at March 31, 2010 as a liability “Payable to the Seller of the Patent.” The additional payments were the result of an informal agreement between the Transferor and the Company based upon a timely delivery of materials by the Transferor to facilitate the transfer of title to the Company, which occurred on April 21, 2010. The patent period granted under PRC governmental authority commenced on April 10, 2010 and  expires on April 10, 2025. The Company paid the remainder $1,628,011 to the Transferor in May 2010. Prior to the Patent Transfer Agreement the Company had been using the patents on an experimental basis since 2008.

The 3 patents were created pursuant to a Research and Development Agreement entered into between the Chief  Executive Officer and Director of the Company (20.5% Company Stockholder) and the General Manager and Director of the Company (18.3% Company Stockholder) and the Heilongjiang Institute of

Biological Development (the “Institute”) on March 20,  2003, whereby the Institute completed the research to develop the patents and bore the costs of developing them and the aforementioned Company individuals were to register these patents and transfer their title to the Institute. That transfer took place on September 16, 2005, with no further consideration paid by the Institute. The Company purchased the 3 patents in 2010 from the Institute, a privately held Chinese entity engaged in similar ongoing patent research for other Chinese entities. The Institute has no common ownership with the Company’s Officer/Director or General Manager/Director (significant Company stockholders), or their families, or others employed by the Company or stockholders in it.

Patents and licenses amortization expense was $134,634 and $68,595 for the six months ended June 30, 2010 and 2009, respectively.

The expected amortization of the above intangible assets for each of the five succeeding years ending June 30, and in the aggregate, is as follows:

Year Ending June 30,	Amount (Unaudited)
2011	$670,168
2012	651,578
2013	532,108
2014	532,108
2015	532,108
Thereafter	5,246,895
Total	$8,164,965

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 9 - NOTE PAYABLE

Note payable consists of:

	June 30,	December 31,
	2010	2009
	(Unaudited)
Note payable to a financial institution, interest free, unsecured and due on demand	$892,375	$885,115

The note payable (6,050,000 RMB) is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $26,590 and $26,590 for the six months ended June 30, 2010 and 2009, respectively.

NOTE 10 – TAXES PAYABLE

Taxes payable consist of:

	June 30, 2010	December 31, 2009
	(Unaudited)
PRC corporation income tax	$713,342	$527,264
Value added tax payable	92,378	74,419
Consumption tax	191,464	151,751
Other taxes	2,068	35,707

Total	$999,252	$789,141

CHARACTERISTICS OF LIABIILTIES

Effective January 1, 2009, in accordance with EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”, the Company reclassified the fair values at January 1, 2009 of the outstanding Series A Convertible Preferred Stock and the warrants comprising the March 21, 2008 and the July 16, 2008 sales of units (see Note 12) from stockholders’ equity to liabilities, as follows:

	Shares / Warrants	Fair Value

Series A Convertible Preferred Stock	1,150,000	$333,500

A warrants	1,250,000	122,000
B warrants	1,500,000	120,150
C warrants	500,000	47,950
D warrants	600,000	47,640
Total warrants	3,850,000	337,740

Total Financial Instruments	5,000,000	$671,240

Since at January 1, 2009 the carrying value of the outstanding financial instruments was $690,000, the Company recognized a cumulative effect adjustment resulting from a change in accounting principle of $18,760, or a net of $671,240. Accordingly, the unappropriated retained earnings balance at December 31, 2008 was increased from $11,604,285 to $11,623,045, as adjusted, on January 1, 2009.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

The characteristics which require classification of the Series A Preferred Stock and warrants as liabilities are the Company’s obligations to reduce the conversion price of the Series A Preferred Stock and the exercise price of the warrants in the event that the Company sells, grants, or issues any shares, options warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants. As a result, the Company remeasures the fair values of these financial instruments each quarter, adjusts the liability balances, and reflects changes in operations as “income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values”.

At June 30, 2010, the fair values of the financial instruments consisted of:

	Shares / Warrants	Fair Value
	(Unaudited)	(Unaudited)
Series A Convertible Preferred Stock	50,000	$66,000
A warrants	-	-
B warrants	750,000	425,475
C warrants	500,000	334,750
D warrants	600,000	329,940
Total warrants	1,850,000	1,090,165
Total Financial Instruments	1,900,000	$1,156,165

Below is a reconciliation of the change in the fair values of the financial instruments from January 1, 2009 through June 30, 2010.

	Shares / Warrants	Fair Value
Balance, January 1, 2009	5,000,000	$671,240
Revaluation credited to operations	-	(262,725)
Balance, March 31, 2009	5,000,000	408,515
Revaluation charged to operations	-	1,761,440
Balance, June 30, 2009	5,000,000	2,169,955
Conversion of Series A Preferred Stock to Common Stock	(416,667)	(666,667)
Revaluation charged to operations	-	2,738,135
Balance, September 30, 2009	4,583,333	4,241,423
Conversion of Series A Preferred Stock to Common Stock	(683,333)	(1,282,500)
Exercise of A warants	(1,250,000)	(1,589,895)
Revaluation charged to operations	-	3,689,332
Balance, December 31, 2009	2,650,000	5,058,360
Exercise of B warrants (Unaudited)	(475,000)	(612,750)
Revaluation credited to operations (Unaudited)	-	(1,515,915)
Balance, March 31, 2010 (Unaudited)	2,175,000	2,929,695
Exercise of B warrants (Unaudited)	(275,000)	(338,250)
Revaluation credited to operations (Unaudited)	-	(1,435,280)
Balance, June 30, 2010 (Unaudited)	1,900,000	$1,156,165

The Series A Convertible Preferred Stock is valued based on the trading price of the Company’s common stock. The warrants are valued using the Black-Scholes option pricing model with a 100% volatility assumption regarding the trading price of the Company’s common stock.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 12 - SERIES A CONVERTIBLE PREFERRED STOCK

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. Westernking Financial Service acted as the sole placement agent in the transaction for a fee of $30,000 (6% of the gross proceeds).

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company was obligated to file and have declared effective by the SEC a registration statement registering the resale of the Shares and Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the A Warrants and B Warrants. If the registration statement was not declared effective by the SEC by August 28, 2008, the Registration Rights Agreement provided for the Company to issue to the Investor as liquidated damages an additional 1,000 shares of Series A Preferred Stock for each day thereafter not declared effective (subject to a maximum of 250,000 shares). On October 17, 2008, the SEC declared effective the Company’s registration statement on Form S-1. On October 15, 2008, the Company issued 46,000 shares of common stock to the investor in consideration for the waiver of liquidated damages.

The Series A Preferred Stock, has no voting or dividend rights, is entitled to a liquidation preference of $0.60 per share, and each share is convertible into one share of Company common stock at the option of the holder (which was adjustable to more shares if certain “defined EPS”  performance thresholds were not met for the six months ended September 30, 2008 or the year ended December 31, 2008; however, the performance thresholds were met). In addition, the Investor had the right to participate in any subsequent funding by the Company on a pro-rata basis at 100% of the offering price for a three month period following the closing. In addition, the conversion price of the Series A Preferred Stock and the exercise price of the warrants is to be reduced in the event of any stock splits or stock dividends or in the event that the Company sells, grants, or issues any shares, options, warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants.

The Company recorded as a $196,500 deemed dividend and as a $196,500 increase in additional paid-in capital , the beneficial conversion feature allocated to the convertible preferred stock only ($196,500) based on a relative allocation of the fair values of the convertible preferred stock ($625,000), the A warrants ($477,250) and the B warrants ($488,250) to the gross actual proceeds received ($500,000). The fair value of the warrants was estimated using  the Black-Scholes option pricing model and the following assumptions: stock price of $0.75 per share, exercise price of $0.75 per share for the A warrants, exercise price of $1.00 per share for the B warrants, term of 3 years, expected volatility of 74%, and risk-free interest rate of 4%.

On July 16, 2008, the Company sold the Investor, for an aggregate purchase price of $250,000, an additional 416,667 shares of Series A Preferred Stock, warrants to purchase up to 500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.9375 per share, and warrants to purchase up to 600,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.25 per share. The Company recorded as a $126,250 deemed dividend and as a $126,250 increase in additional paid-in capital, the beneficial conversion feature allocated to the convertible preferred stock only ($126,250) based on a relative allocation of the fair values of the convertible preferred stock ($287,083) and the warrants ($281,580) to the gross actual proceeds received ($250,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.689 per share, exercise prices of $0.9375 and $1.25 per share, term of 3 years, expected volatility of 71.4%, and risk-free interest rate of 4%.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Below is summary of the deemed dividends for the year ended December 31, 2008:

March 21, 2008	$196,500
July 16, 2008	126,250
Total	$322,750

On October 27, 2008, the Company issued 100,000 shares of common stock to the Investor for the conversion of 100,000 shares of Series A Preferred Stock. On September 10, 2009, the Company issued 416,667 shares of common stock to the Investor for the conversion of 416,667 shares of Series A Preferred Stock. On October 22, 2009, the Company issued 433,333 shares of common stock to the Investor for the conversion of 433,333 shares of Series A Preferred Stock. On November 23, 2009, the Company issued 250,000 shares of common stock to the Investor for the conversion of 250,000 shares of Series A Preferred Stock. There are 50,000 shares of Series A Preferred Stock outstanding at June 30, 2010.

In November and December 2009, the Investor exercised 916,666 A warrants in a cashless exercise and received 598,006 shares of common stock.

In October 2009, the Investor exercised 333,334 A warrants at a price of $0.75 per share, or $250,000 total, and was issued 333,334 shares of common stock on January 18, 2010.

In February 2010, the Investor exercised 475,000 B warrants at a price of $1.00 per share, or $475,000 total.

During April and May, the Investor exercised a total of 275,000 B warrants at a price of $1.00 per share, or $275,000 total.

NOTE 13 – STOCK OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK; AND OTHER COMMON STOCK ISSUANCES

Options and Warrants

A summary of stock option and warrant activity for the years ended December 31, 2008 and 2009 and for the six months ended June 30, 2010 follows:

	Stock Options	Warrants
Outstanding at January 1, 2008	-	-
Granted and issued	400,000	3,850,000
Exercised	-	-
Forfeited/expired/cancelled	-	-
Outstanding at December 31, 2008	400,000	3,850,000
Granted and issued	-	-
Exercised	(107,059)	(1,250,000)
Forfeited/expired/cancelled	(42,941)	-
Outstanding at December 31, 2009	250,000	2,600,000
Granted and issued	-	-
Exercised	(201,738)	(475,000)
Forfeited/expired/cancelled	(48,262)	-
Outstanding at March 31, 2010 (Unaudited)	-	2,125,000
Granted and issued	250,000	-
Exercised	(161,765)	(275,000)
Forfeited/expired/cancelled	(88,235)	-
Outstanding at June 30, 2010 (Unaudited)	-	1,850,000

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

The 400,000 stock options granted in 2008 were all issued to the Company’s law firm (“Crone”) for services rendered.

On March 10, 2008, the Company granted 250,000 options to Crone, all exercisable at $1.00 per share to March 10, 2012, and expensed the $59,225 fair value of these options at March 10, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.41 per share, exercise price of $1.00 per share, term of 4 years, expected volatility of 100%, and risk-free interest rate of 4%).

On December 31, 2008, the Company granted 150,000 options to Crone, all exercisable at $0.30 per share to December 31, 2012, and expensed the $31,410 fair value of these options at December 31, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.29 per share, exercise price of $0.30 per share, term of 4 years, expected volatility of 107%, and risk-free interest rate of 2%).

In July 2009, pursuant to a cashless exercise amendment, 107,059 options were converted into 107,059 shares of common stock and the remaining 42,941 options were cancelled. The Company expensed the $32,118 exercise amount relating to the 107,059 shares.

On January 26, 2010, the Company issued 76,738 shares of its common stock to Crone in a cashless exercise of 125,000 stock options exercisable at a price of $1.00 per share.

On February 25, 2010, the Company issued 475,000 shares of its common stock to the Investor at a price of $1.00 per share pursuant to a cash exercise of B warrants.

On March 3, 2010, the Company issued 125,000 shares of its common stock to Crone pursuant to a cash exercise of 125,000 stock options at a price of $1.00 per share.

In April 2010, the Company granted 250,000 options to Crone, all exercisable at $0.60 per share to March 10, 2012, and expensed the $390,275 fair value of these options at April 1, 2010 included with General and administrative expenses during the six months ended June 30, 2010 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $2.10 per share, exercise price of $0.60 per share, term of 30 days, expected volatility of 100%, and risk-free interest rate of 2%).

On June 21, 2010, pursuant to a cashless exercise, 161,765 options were converted into 161,765 shares of common stock and the remaining 88,235 options were cancelled.

On April 20 and May 25, 2010, the Company issued a total of 275,000 shares of its common stock to the Investor pursuant to cash exercises of B warrants at a price of $1.00 per share.

There are no stock options outstanding as of June 30, 2010.

Warrants outstanding at June 30, 2010 consist of:

Date Granted	Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
March 21, 2008	750,000	750,000	$1.0000	March 21, 2011
July 16, 2008	500,000	500,000	$0.9375	July 16, 2011
July 16, 2008	600,000	600,000	$1.2500	July 16, 2011

Total	1,850,000	1,850,000

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

Other Common Stock Issuances

On February 8, 2010, the Company issued 40,000 shares of its common stock to a consulting firm pursuant to a consulting agreement dated  September 1, 2009 (see “Consulting Agreement” in Note 16).

On April 20, 2010, the Company issued 50,000 shares of its common stock to an individual for consulting services rendered. The Company recorded the $125,000 estimated fair value of the shares (based on the market closing price of $2.50 on April 20, 2010) as a general and administrative expense in the three months ended June 30, 2010. (see “Consulting Agreement” in Note 16)

NOTE 14– RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Harbin Hainan Kangda and Taishan Kangda only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.  In addition, PRC laws and regulations require that annual appropriations of after-tax income should be set aside prior to payments of dividends as a reserve fund.  As a result of these PRC laws and regulations, Harbin Hainan Kangda and Taishan Kangda are restricted in their ability to transfer a portion of their net assets in the form of dividends, loans or advances, which restricted portion amounted to $10,790,924 and $10,306,160 at June 30, 2010 and December 31, 2009, respectively.

NOTE 15 - INCOME TAXES

The Company is subject to current income taxes on an entity basis on taxable income arising in or derived from the tax jurisdiction in which each entity is domiciled.

US China Kangtai was incorporated in the United States and is subject to United States income tax. No United States income taxes were provided in 2010 and 2009 since US China Kangtai had taxable losses in those periods.

At June 30, 2010, US China Kangtai has an unrecognized deferred United States income tax liability relating to undistributed earnings of Harbin Hainan Kangda. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

Based on managements’ present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of approximately $350,000 ($297,500 at December 31, 2009) attributable to the future utilization of the approximately $1,000,000 net operating loss carryforward of US China Kangtai as of June 30, 2010 will be realized. Accordingly, the Company has maintained a 100% allowance against the deferred tax asset in the financial statements at June 30, 2010. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires in varying amounts from year 2020 to year 2030.

Current United States income tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

Harbin Hainan Kangda and Taishan Kangda were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign owned enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 2005 and 2006, and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March 2005. The effective income tax rate was 15% for the years ended December 31, 2009 and 2008. The income tax rate was increased to 25% beginning from January 1, 2010.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 35% to income (loss) before income taxes. The sources of the difference follow:

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Expected tax at 35%	$2,240,592	$416,720
Tax effect of unutilized losses of US China Kangtai and BVI China Kangtai	49,948	12,160
Tax effect of PRC income taxed at lower rate	(209,913)	(381,988)
Non-taxable income from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value	(1,032,918)	524,550
Actual provision for income taxes	$1,047,709	$571,442

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company leased 10 farm sheds on April 10, 2008. The lease payment is RMB 28,000 (approximately $4,100) per annum. The lease is to expire on April 10, 2013.

The Company leased 1,487 mu (approximately 245 acres) land for growing cactus from third parties under operating leases on April 1, 2008.  The lease payment is RMB 14,871 (approximately $2,180) per annum from April 1, 2008 to March 31, 2018 and RMB 23,794 (approximately $3,500) from April 1, 2018 to March 31, 2038.

Rental expenses for all operating leases for the six months ended June 30, 2010 and 2009 were approximately $3,140 and $3,140 respectively.

At June 30, 2010, future minimum rental commitments under all non-cancellable operating leases are due as follows:

For the Year Ending June 30,
2011	$6,280
2012	6,280
2013	5,257
2014	2,180
2015	2,180
Thereafter	75,711
Total	$97,888

Consulting Agreements

The Company entered into a six months investor relations consulting contract on July 1, 2009. The Company is required to pay the consultant a fee of $5,000 per month, consisting of $2,500 in cash and $2,500 in Company restricted common stock. The contract is to be automatically renewed for six months unless either of the two parties gives 30 days written notice of termination. The contract is still active currently.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

The Company entered into a one year consulting agreement with a consulting firm on September 1, 2009. The Company is required to pay the consultant a monthly cash retainer of $2,000 paid quarterly, of which the first 3 months was due upon signing of the contract. In addition, the Company is required to issue a total of 80,000 shares of its common stock to the consultant semi-annually; the first 40,000 shares were issued February 9, 2010.

Consulting fees totaling $250,730 were included in general and administrative expenses for the six months ended June 30, 2010. The fees consist of total cash payments of $32,930, a stock issuance of 40,000 shares valued at $92,800 based on the market price of $2.32 per share, and a stock issuance of 50,000 shares valued at $125,000 based on the market price of $2.50 per share.

Asset Purchase Agreement

On June 28, 2010, the Company through its wholly-owned subsidiary Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with Dadi Tobacco Trade Center (the “Seller”) of Raoping County in Guangdong Province of China. The Company has agreed to purchase from Seller certain real property and all improvements thereon, and all equipment and fixtures used in connection with the Seller’s operations for RMB 35,000,000 (approximately US$5,162,500) in cash. The real property includes a land use right to 4,784 square meters of land located in Raoping County of Guangdong Province of China for a period of 50 years.

Pursuant to the Agreement, the Company is to make payments to the Seller in three installments. The first installment of 30% of the total purchase price was to be paid within 10 days from the date of the execution of the Agreement. The second installment of 30% of the total purchase price is to be paid at the commencement of the title transfer for the assets to be purchased under the Agreement with the applicable regulatory agencies. The third installment of 40% of the total purchase price is to be paid within 5 days following the completion of the title transfer of all assets purchased. If the Seller does not complete all transfer of title of the assets required by law within 4 months from the date of the Agreement, the Seller will be subject to a penalty equal to 10% of the aggregate purchase price. If the Company does not make payment of the purchase price as set forth in the Agreement, the Company will be subject to a penalty payment equal to 10% of the amount of the installment payment not made at the time set out in the Agreement.

The Company paid RMB 10,500,000 (approximately $1,548,750), the first 30% installment due under the agreement, in July 2010. The Company currently outsources manufacturing of its cactus cigarettes. This acquisition will provide the Company with cigarette manufacturing capabilities to produce its own cactus cigarettes.

Concentrations and risks

Substantially all of the Company’s assets are located in China and 100% of the Company’s revenues have been derived from customers located in China and Taiwan.

Substantially all of Harbin Hainan Kangda and Taishan Kangda’s business operations are conducted in the PRC and governed by PRC laws and regulations.  Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 17 – SEGMENT AND OTHER INFORMATION

The Company operates in one industry segment – the production and sale of cactus, cactus health food, and other cactus products.  Substantially all of the Company’s identifiable assets at June 30, 2010 and December 31, 2009 were located in the PRC.  Net sales for the periods presented were all derived from PRC customers. During the six months ended June 30, 2010, one customer accounted for 11% of net sales.  During the six months ended June 30, 2009, one customer accounted for 17% of net sales.

Net sales consisted of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Finished goods	$8,665,200	$5,876,304	$12,574,463	$8,601,424
Cactus stock	68,209	636,440	1,677,980	1,241,272
Total	$8,733,409	$6,512,744	$14,252,443	$9,842,696

NOTE 18 - TERMINATION OF COMMON STOCK PURCHASE AGREEMENT (LIMITED PRIVATE PLACEMENT OFFERING WITH SEASIDE 88, LP) ENTERED INTO IN NOVEMBER 2009

On  November 15, 2009, the Company entered into a Common Stock Purchase Agreement (the “Agreement”) with Seaside 88, LP (“ Seaside”)  relating to the offering and sale of up to 2,100,000 shares of Company common stock. Subject to the limitations and qualifications set forth therein, the Agreement required the Company to issue and sell, and Seaside to purchase, up to 150,000 shares of common stock once every two weeks, subject to the satisfaction of customary closing conditions. At the initial closing and at each subsequent closing, on each 14th day thereafter for twenty-six (26) weeks, the offering price of the Common stock was to equal 87% of the volume weighted average trading price of the Common Stock for the ten consecutive trading days immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the Common Stock for the three trading days  immediately prior to such closing was below $1.25 per share, then the particular subsequent closing was not to occur and the aggregate number of Shares to be purchased was to be reduced by 150,000 shares of Common Stock, The Agreement provided that the Company may, at its sole discretion, upon thirty (30) days’ prior written notice to Seaside, terminate the Agreement after the fifth subsequent closing.

The Agreement contained representations and warranties and covenants for each party, which must be true and have been performed at each closing. The Agreement may have been terminated by Seaside, by written notice to the Company, if the initial closing was not consummated on or before March 31, 2010, provided, however, if the Company receives comments from the Securities and Exchange Commission on the registration statement covering the sale to Seaside, or the resale by Seaside, of the Shares, this date was to be extended until April 30, 2010.

On April 30, 2010, the Company entered into a termination agreement (the “Termination Agreement”) with Seaside pursuant to which the parties agreed to mutually terminate the Common Stock Purchase Agreement relieving the Company of any obligations arising out of the agreement, including liquidated damages penalties concerning shares that were to be purchased from the Company by Seaside and registered by the Company with the Securities and Exchange Commission.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(UNAUDITED)

NOTE 19 - SUBSEQUENT EVENTS

On July 9, 2010, the Company entered into an Investment Agreement (the “Investment Agreement”) with Kodiak Capital Group, LLC (“Kodiak”) pursuant to which the Company has agreed to issue and sell to the Investor, and Kodiak has agreed to purchase from the Company, up to that number of the Company’s common stock having an aggregate purchase price of $1,000,000 (the “Financing”).  Pursuant to the Investment Agreement, the price per share will be determined once the Company submits a written notice (the “Put Notice”) to Kodiak stating the dollar amount in U.S. dollars the Company intends to sell to Kodiak and will be at a price equal to 83% of the volume-weighted average price of the Company’s common stock five (5) days immediately preceding the date of the Put Notice and five (5) days immediately following the date of the Put Notice. Under the Investment Agreement, the Company may not deliver the Put Notice until after the resale of the Shares has been registered with the Securities and Exchange Commission.  Additionally, provided that the Investment Agreement does not terminate earlier, the Company has a three (3) month period, beginning on the trading day immediately following the effectiveness of the registration statement, during which it may deliver the Put Notice to the Investor (the “Open Period”).

As part of the consideration for the Financing the Company has also agreed to pay Kodiak a document preparation fee of $15,000 and to issue Kodiak an additional 15,000 shares of newly-issued Company common stock  at the closing of the Financing.

Under the Investment Agreement Kodiak will only purchase shares when the Company meets the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the Shares until the closing of the Financing;

•
at all times during the period beginning on the date of the Put Notice and ending on the date of the closing of the Financing, the Company’s common stock has been listed on the Over-the-Counter Bulletin Board and has not been suspended from trading thereon for a period of two (2) consecutive trading days during the Open Period;

•	the Company has not been notified of any pending or threatened proceeding or other action to delist or suspend the Company’s common stock;

•
the Company has complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement, the  Registration Rights Agreement or any other agreement executed in connection therewith;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Shares; and

•	the issuance of the Shares will not violate any shareholder approval requirements of the market or exchange on which the Company’s common stock are principally listed.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $1 million of the Company’s common stock;

•	upon written notice from the Company to Kodiak.

Similarly, this Investment Agreement, may, at the option of the non-breaching party, terminate if Kodiak or the Company commits a material breach, or becomes insolvent or enters bankruptcy proceedings.

The Company also entered into a Registration Rights Agreement with Kodiak on July 9, 2010.  Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement registering the resale of the Shares. The Company filed a registration statement on Form S-1 on July 30, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of China Kangtai Cactus Bio-Tech Inc.

I have audited the accompanying consolidated balance sheets of China Kangtai Cactus Bio-Tech Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Kangtai Cactus Bio-Tech Inc. and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/S/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
April 14, 2010

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31,

	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$2,918,068	$4,398,897
Accounts receivable, net of allowance for doubtful accounts of $1,006,597 and $979,700, respectively	2,283,257	3,869,985
Inventories	2,440,904	3,376,635
Prepaid expenses	1,265	1,005
Other receivables	3,992,562	-
Total Current Assets	11,636,056	11,646,522

Property, plant and equipment, net of accumulated depreciation of $2,112,093 and $1,649,662, respectively	5,750,876	6,236,914

Other Assets
Intangible assets, net of accumulated amortization of $1,054,531 and $920,040, respectively	316,300	454,445
Land use rights, net of accumulated amortization of $473,151 and $289,941, respectively	17,981,834	8,609,491

Total Assets	$35,685,066	$26,947,372
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$311,417	$315,639
Note payable	885,115	887,475
Taxes payable	789,141	570,855
Other payable	5,042	-
Total Current Liabilities	1,990,715	1,773,969

Estimated liability for equity-based financial instruments with characteristics of liabilities:
Designated as Series A convertible Preferred Stock (50,000 shares issued and outstanding at December 31, 2009)	135,500	-
Warrants	4,922,860	-
Total	5,058,360	-

Total Liabilities	7,049,075	1,773,969

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock, par value $.001 per share; authorized 200,000,000 shares; issued and outstand: 50,000 and 1,150,000 shares, respectively	-	1,150
Common stock, par value $.001 per share; authorized 200,000,000 shares, issued or issuable and outstanding: 20,024,024 and 17,885,625 shares, respectively	20,024	17,886
Additional paid-in capital	11,003,276	7,819,865
Retained earnings
Appropriated	3,881,804	2,682,345
Unappropriated	10,903,711	11,604,285
Accumulated other comprehensive income	2,827,176	3,047,872
Total stockholders' equity	28,635,991	25,173,403
Total Liabilities and Stockholders' Equity	$35,685,066	$26,947,372

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For The Years Ended December 31,

	2009	2008

Net Sales	$26,537,356	$20,300,583
Cost of Sales	(16,016,434)	(12,307,303)
Gross Profit	10,520,922	7,993,280

Operating Expenses
Selling expenses	249,083	214,285
Provision for reserve for allowances, returns and doubtful accounts	26,897	136,125
General and administrative expenses	464,697	543,929
Depreciation	77,323	77,015
Amortization of land use rights	38,165	73,761
Amortization of intangible assets	137,227	134,924
Total operating expenses	993,392	1,180,039
Income from Operations	9,527,530	6,813,241

Other Income (Expense)
Interest income	69	838
Imputed interest expense	(53,219)	(52,326)
Expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values	(7,926,182)	-
Net gain (loss) on disposal of property, plant and equipment	495,348	(14,323)
Total Other Income (Expenses)	(7,483,984)	(65,811)
Income before Income Tax	2,043,546	6,747,430
Income tax expense	(1,563,421)	(1,065,930)
Net Income	480,125	5,681,500
Deemed dividends relating to the beneficial conversion feature included in the sale of the Series A preferred stock and warrants	-	(322,750)
Net Income Attributable to Common Stockholders	$480,125	$5,358,750

Net Income Per Common Share
Basic	$0.03	$0.30
Diluted	$0.02	$0.29

Weighted Average Number of Common Shares Used to Compute Earnings per Common Share:
Basic	18,304,775	17,767,461
Diluted	19,469,714	18,597,561

Comprehensive Income:
Net income	$480,125	$5,681,500
Foreign currency translation adjustment	(220,696)	1,309,246
Comprehensive Income	$259,429	$6,990,746

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2009 and 2008

					Additional	Unappropriated	Appropriated	Accumulated other
	Preferred Stock $0.001 par value		Common Stock $0.001 par value		paid-in	retained	retained	comprehensive
	Shares	Amount	Shares	Amount	capital	earnings	earnings	income	Total

Balance at December 31, 2007	-	$-	17,739,625	$17,740	$6,607,848	$7,082,943	$1,844,937	$1,738,626	$17,292,094
Sale of Series A preferred stock	1,250,000	1,250	-	-	719,672	-	-		720,922
Deemed dividends	-	-	-	-	322,750	(322,750)	-		-
Issuance of shares in consideration for the waiver of liquidated damages	-	-	46,000	46	26,634	-	-	-	26,680
Conversion of Series A preferred stock	(100,000)	(100)	100,000	100	-	-	-	-	-
Stock option expense	-	-	-	-	90,635		-		90,635
Imputed interest on note payable	-	-	-	-	52,326	-	-	-	52,326
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(837,408)	837,408	-	-
Net income for the year ended December 31, 2008						5,681,500			5,681,500
Currency translation adjustment	-	-	-	-	-	-	-	1,309,246	1,309,246
Balance at December 31, 2008 (as restated)	1,150,000	1,150	17,885,625	17,886	7,819,865	11,604,285	2,682,345	3,047,872	25,173,403
January 1, 2009 cummulative effect of change in accounting principle:
Reclassification of Series A Preferred Stock and A, B, C, and D Warrants from stockholder's equity to liablities, including revaluation at fair value of $18,760	(1,150,000)	(1,150)			(688,850)	18,760			(671,240)
Balance at January 1, 2009 after cumulative effect adjustment	-	-	17,885,625	17,886	7,131,015	11,623,045	2,682,345	3,047,872	24,502,163
Conversion of Series A preferred stock	-	-	1,100,000	1,100	1,948,067	-	-	-	1,949,167
Cashless exercise of A warrants	-	-	598,006	598	1,290,630	-	-	-	1,291,228
Cash exercise of A warrants	-	-	333,334	333	548,334	-	-	-	548,667
Exercise of stock option	-	-	107,059	107	32,011	-	-	-	32,118
Imputed interest on note payable	-	-	-	-	53,219	-	-	-	53,219
Transfer to statutory and staff welfare reserves	-	-	-	-	-	(1,199,459)	1,199,459	-	-
Net income for the year ended December 31, 2009	-	-	-	-	-	480,125	-	-	480,125
Currency translation adjustment	-	-	-	-	-	-	-	(220,696)	(220,696)
Balance at December 31, 2009	-	-	20,024,024	$20,024	$11,003,276	$10,903,711	$3,881,804	$2,827,176	$28,635,991

The accompanying notes are an integral part of these financial statements.

China Kangtai Cactus Bio-Tech Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2009	2008

Cash Flows from Operating Activities
Net income	$480,125	$5,681,500
Adjustmens to reconcile net income to net cash provided by operating activities:
Expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values	7,926,182	-
Provision for reserve for allowances, returns and doubtful accounts	26,897	136,125
Net (gain) loss on disposal of property, plant and equipment	(495,348)	14,323
Depreciation - cost of sales	392,999	408,351
Depreciation - operating expenses	77,322	77,015
Amortization of land use rights -cost of sales	146,200	-
Amortization of land use rights- operating expenses	38,165	73,761
Amortization of intangible assets	137,227	134,924
Issurance of shares in consideration for the waiver of liquidated damages	-	26,680
Stock option expense	32,118	90,635
Imputed interest	53,219	52,326
Changes in operating assets and liabilities:
Accounts receivable, net	1,532,934	30,059
Prepaid expenses	(260)	19,232
Other receivables	(3,747,926)	-
Inventories	935,731	2,717,320
Accounts payable and accrued liabilities	(4,222)	(37,452)
Taxes payable	218,286	251,706
Net cash provided by operating activities	7,749,649	9,676,505
Cash Flows from Investing Activities
Purchases of land use rights	(9,710,926)	(7,186,778)
Net proceeds from disposals of property, plant and equipment	495,348	2,546
Advances to related party	(244,636)	-
Net cash (used for) investing activities	(9,460,214)	(7,184,232)
Cash Flows from Financing Activities
Proceeds from related party	5,042	-
Cash exercise of A warrants	250,000	-
Sale of Series A preferred stock-net	-	720,922
Net cash provided by financing activities	255,042	720,922
Effect of exchange rate changes on cash and cash equivalents	(25,306)	675,801
Increase (decrease) in cash and cash equivalents	(1,480,829)	3,888,996
Cash and cash equivalents, beginning of period	4,398,897	509,901
Cash and cash equivalents, end of period	2,918,068	4,398,897

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$1,419,189	$814,224

The accompanying notes are an integral part of these financial statements.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

China Kangtai Cactus Bio-Tech Inc. (“US China Kangtai”) was incorporated in Nevada on March 16, 2000 as InvestNet, Inc. (“InvestNet”).

China Kangtai Cactus Bio-tech Company Limited (“BVI China Kangtai”) was incorporated in the British Virgin Islands (“BVI”) on November 26, 2004. Harbin Hainan Kangda Cacti Hygienical Foods Co., Ltd. (“Harbin Hainan Kangda”), a company with limited liability, was incorporated in the People’s Republic of China (“PRC”) on December 30, 1998.

US China Kangtai and BVI China Kangtai are investment holding companies and Harbin Hainan Kangda’s principal activities are planting and developing new types of cactus, producing and trading in cactus health foods and related products in the PRC.

In 2004, BVI China Kangtai acquired Harbin Hainan Kangda. In 2005, US China Kangtai acquired BVI China Kangtai.

On September 26, 2006, Harbin Hainan Kangda acquired a 100% equity interest in Guangdong Taishan Kangda Cactus Hygienical Food Co., Ltd. (“Taishan Kangda”), a PRC company with limited liability previously owned by two stockholders, for $1,475,000 in cash. Taishan Kangda grows and sells cactus.

US China Kangtai, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda are hereafter collectively referred to as the “Company”.

The accompanying consolidated financial statements include the financial statements of US China Kangtai and its 100% owned subsidiaries, BVI China Kangtai, Harbin Hainan Kangda and Taishan Kangda. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, note payable, taxes payable and other payable.  The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments and based on interest rates of comparable instruments.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Foreign Currency Translation

The functional currency of US China Kangtai and BVI China Kangtai is the United States dollar.  The functional currency of Harbin Hainan Kangda and Taishan Kangda is the Chinese Renminbi (“RMB”).  The reporting currency of the Company is the United States dollar.

Harbin Hainan Kangda and Taishan Kangda assets and liabilities are translated into United States dollars at period-end exchange rates ($0.14630 and $0.14669 at December 31, 2009 and 2008, respectively).  Harbin Hainan Kangda and Taishan Kangda revenues and expenses are translated into United States dollars at weighted average exchange rates for the periods ($0.14661 and $0.14415 for the years ended December 31, 2009 and 2008, respectively).  Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity.

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.  There are no material foreign currency transaction gains or losses for 2009 and 2008.

Cash and Cash Equivalents

Cash and cash equivalents at December 31, 2009 and 2008 consist of cash on hand and demand deposit accounts with banks. The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

Accounts receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. A reserve for allowances and doubtful accounts is established and recorded based on historical experience and the aging of the related accounts receivable.

Inventories

Inventories of cactus stock include trees and palms whose cost consists of seeds and an allocation of fertilizers, direct labor and overhead costs such as depreciation, rent, freight and fuel, among others. Inventories of cactus stock are stated at the lower of cost or market value, cost being calculated on the weighted average basis.

Other raw materials are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Work in progress and finished goods are stated at the lower of cost or market value, cost being determined on a first in, first out method.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets (40 years for buildings, 12 years for plant equipment and machinery, 10 years for motor vehicles, and 8 years for furniture and office equipment).

Intangible and Other Long-Lived Assets

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments.  Land use rights are being amortized on a straight-line basis over the remaining term of the related agreements, which range from 30 to 50 years. Other intangible assets consist of patents and licenses. Patents and licenses are being amortized over their expected useful economic life of 10 years.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Company reviews its long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.  The Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

Revenue Recognition

The Company recognizes revenue upon delivery of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectibility is deemed probable.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses totaled $161,271 and $133,133 for the years ended December 31, 2009 and 2008, respectively.

Research and Development

Research and development costs related to both present and future products are expensed as incurred. Total expenditures on research and development charged to general and administrative expenses for the years ended December 31, 2009 and 2008 were $102,627 and $12,397, respectively.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation- Stock Compensation”.

In addition to requiring supplemental disclosures, FASB ASC 718, Compensation – Stock Compensation, addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

References to the issuances of restricted stock refer to stock of a public company issued in private placement transactions to individuals who are eligible to sell all or some of their shares of restricted common stock pursuant to Rule 144, promulgated under the Securities Act of 1933 (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder who is not an affiliate and has satisfied a six-month holding period may sell all of his restricted stock without restriction, provided that the Company has current information publicly available. Rule 144 also permits, under certain circumstances, the sale of restricted stock, without any limitations, by a non-affiliate of the Company that has satisfied a one-year holding period.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements by applying enacted statutory tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted net income per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants, and convertible preferred stock) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income per common share are excluded from the calculation.

The following table provides a reconciliation of common shares used in the net income per basic share and net income per diluted share computations for the years ended December 31, 2009 and 2008:

	2009	2008
Weighted average shares outstanding – basic	18,304,775	17,767,461
Series A convertible preferred stock	910,000	830,100
Incremental common shares from stock options and warrants	254,939	-
Weighted average shares outstanding - diluted	19,469,714	18,597,561

The Company uses the treasury stock method to account for the dilutive effect of unexercised stock options and warrants in net income per diluted share. Antidilutive common shares related to stock options and warrants excluded from the computation of net income per diluted share were approximately 2,350,000 and 3,850,000 for the years ended December 31, 2009 and 2008, respectively.

Segment Information

The Company operates in only one segment, the sale of products made from cactus plants. The Company sells to two customer groups; health foods comprising cactus liquor and juice and sale of cactus powder to pharmaceutical companies for use in medical products.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date.  For the Company, this standard was effective beginning April 1, 2009 and adoption of this standard did not have a material impact on the Company’s results of operations or financial condition

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

 In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect to have a material impact on the Company’s results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. Adoption of this standard did not have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP.

The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s results of operations and financial condition.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 3 - INVENTORIES

Inventories consist of:

	December 31,
	2009	2008
Cactus stock	$2,149,643	$2,810,861
Other raw materials and work-in-process	28,158	49,826
Finished goods	311,761	515,948
Total	2,489,562	3,376,635
Less: allowance for market adjustments to inventories	(48,658)	-
Net	$2,440,904	$3,376,635

NOTE 4 – OTHER RECEIVABLES

Disposal of property, plant and equipment

Other receivables at December 31, 2009 and 2008 consist of:

	December 31,
	2009	2008

Land Center of Qitaihe	$3,116,843	$-
QitaiheTianhe Pharmaceutical Co. Ltd	631,083	-
Total	$3,747,926	$-

On March 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with Qitaihe Kangwei Biotechnology Co., Ltd. (“Seller”). Under the terms of the Agreement, the Company was to acquire (i) land use rights of state-owned land located in Shuguang Village of Xinxing District in Qitaihe City, covering an area of 49 thousand square meters, with a use life of 43 years, (ii) housing ownership of 5,606.20 square meters in Shuguang Village of Xinxing District in Qitaihe City, HeiLongJiang Province and (iii) fixed assets consisting of machinery, equipment and facilities (including equipment, information, file data, spare parts and office supplies) located on the acquired premises. The land use rights, housing ownership and fixed assets were collectively referred to as the “Assets”. Total purchase price under the Agreement was RMB 37,000,000 ($5,413,100).

On December 19, 2009, the Company entered into a draft agreement with the Government of Qitaihe City and agreed to give up all the rights acquired from the above purchase to the Qitaihe local government for rebuilding the city of Qitaihe. In return for forfeiting the properties purchased, the Company received a total of RMB 36,304,461 (approximately US$5.3 million) as compensation from the City of Qitaihe. The agreement of forfeiting was signed on January 27, 2010.

On December 20, 2009, the Company sold certain equipment it had previously acquired to an unrelated third party in the amount of RMB 4,313,620 (approximately $631,000).

As a result of transactions described in the preceding two paragraphs, the Company recognized a net gain of RMB 3,378,675 ($495,348) on the “Disposal of property, plant and equipment,” which is included within “Other Income (Expense) in the Statement of Operations for the year ended December 31, 2009.

The balance due from Land Center of Qitaihe and proceeds receivable from sale of equipment are included in “Other receivables” totaling 25,618,801 RMB ($3,747,926) at December 31, 2009, of which the $631,083 receivable from the sale of equipment was collected in January 2010 and $3,116,843 receivable from the sale of the Qitaihe City Assets was collected in the first quarter 2010.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Due from related party

At December 31, 2009, other receivable includes due from related party, as follows:

	2009	2008
Due from Chengzhi Wang,
General Manager and a Director, interest free, due on demand	$244,636	$-

The Company received full repayment from Mr. Chengzhi Wang in January 2010.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consist of:

	December 31,
	2009	2008

Buildings	$2,920,766	$2,928,548
Plant equipment and machinery	4,642,249	4,654,625
Motor vehicles	288,816	289,586
Furniture and office equipment	11,138	13,817
Total	7,862,969	7,886,576
Less accumulated depreciation	(2,112,093)	(1,649,662)
Net	$5,750,876	$6,236,914

Depreciation expense was $470,321and $485,366 for the years ended December 31, 2009 and 2008, respectively, of which $392,999 and $408,351, were included in cost of sales, respectively.

NOTE 6 - LAND USE RIGHTS

Land use rights, net consist of:

	December 31,
	2009	2008
Harbin Hainan Kangda	$17,584,244	$8,026,397
Taishan Kangda	870,741	873,035
Total	18,454,985	8,899,432
Less accumulated amortization	(473,151)	(289,941)
Net	$17,981,834	$8,609,491

On August 25, 2009, Harbin Hainan Kangda entered into an Asset Purchase Agreement (the “Agreement”) with the Local Government of Baisha Town, Taishan City, Guangdong Province (“Seller”). Under the terms of the Agreement, the Company was to acquire land use rights of state-owned land located in Langbei Village, Baisha Town covering an area of 181,854 square meters, with a useful life of 50 years starting from the issue date of the land use right certificate.

The purchase price for the Taishan Basha land use rights of 66,376,800 RMB ($9,710,926) was paid in full as of December 31, 2009. The land use rights were considered placed in service and amortization of the cost is to begin being charged to operations commencing after December 31, 2009, based upon an approval received from the PRC by the Company on January 5, 2010.

Amortization of land use rights was $184,365 and $73,761 for the years ended December 31, 2009 and 2008, respectively, of which $146,200 and $0, respectively, were included in cost of goods sold.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The expected amortization of the above land use rights for each of the five succeeding fiscal years ending December 31, and in the aggregate, are as follows:

Years:	Amount

2010	$414,970
2011	414,970
2012	414,970
2013	414,970
2014	414,970
Thereafter	15,906,984
Total	$17,981,834

NOTE 7 - INTANGIBLE ASSETS

Intangible assets, net consist of:

	December 31,
	2009	2008
Patents and licenses	$1,370,831	$1,374,485
Less accumulated amortization	(1,054,531)	(920,040)
Net	$316,300	$454,445

Patent amortization expense was $137,227 and $134,924 for the years ended December 31, 2009 and 2008, respectively.

The expected amortization of the above intangible assets for each of the five succeeding fiscal years ending December 31, and in the aggregate, are as follows:

Years:	Amount

2010	$137,227
2011	137,227
2012	41,846
2013	-
2014	-
Total	$316,300

NOTE 8 - NOTE PAYABLE

Note payable consists of:

	December 31,
	2009	2008

Note payable to a financial institution, interest free, unsecured and due on demand.	$885,115	$887,475

The note payable (6,050,000 RMB) is due to a PRC provincial government financial institution which made the loan to the Company to promote the commercial cultivation of cactus. The loan was made to the Company on an interest-free and unsecured basis and is repayable on demand. Imputed interest is calculated at 6% per annum on the amount due. Total imputed interest recorded as additional paid-in capital amounted to $53,219 and $52,326 for the years ended December 31, 2009 and 2008, respectively.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 9 – TAXES PAYABLE

Taxes payable consist of:

	December 31,
	2009	2008

Value added tax payable	$74,419	$132,745
Consumption tax	151,751	54,397
Business taxes	31,554	-
Miscellaneous taxes and fees	4,153	681
Various taxes subtotal	261,877	187,823

Corporation income tax payable	527,264	383,032

Total Taxes Payable	$789,141	$570,855

NOTE 10 – ESTIMATED LIABILITY FOR EQUITY-BASED FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF LIABIILTIES

Effective January 1, 2009, in accordance with EITF Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”, the Company reclassified the fair values at January 1, 2009 of the outstanding Series A Convertible Preferred Stock and the warrants comprising the March 21, 2008 and the July 16, 2008 sales of units (see Note 11) from stockholders’ equity to liabilities, as follows:

	Shares / Warrants	Fair Value

Series A Convertible Preferred Stock	1,150,000	$333,500

A warrants	1,250,000	122,000
B warrants	1,500,000	120,150
C warrants	500,000	47,950
D warrants	600,000	47,640
Total warrants	3,850,000	337,740

Total Financial Instruments	5,000,000	$671,240

Since at January 1, 2009 the carrying value of the outstanding financial instruments was $690,000, the Company recognized a cumulative effect adjustment resulting from a change in accounting principle of $18,760, or a net of $671,240. Accordingly, the unappropriated retained earnings balance at December 31, 2008 was increased from $11,604,285 to $11,623,045, as adjusted, on January 1, 2009.

The characteristics which require classification of the Series A Preferred Stock and warrants as liabilities are the Company’s obligations to reduce the conversion price of the Series A Preferred Stock and the exercise price of the warrants in the event that the Company sells, grants, or issues any shares, options warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants. As a result, the Company remeasures the fair values of these financial instruments each quarter, adjusts the liability balances, and reflects changes in operations as “income (expense) from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair values”.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

At December 31, 2009, the fair values of the financial instruments consisted of:

	Shares / Warrants	Fair Value

Series A Convertible Preferred Stock	50,000	$135,500

A warrants	-	-
B warrants	1,500,000	2,839,500
C warrants	500,000	992,500
D warrants	600,000	1,090,860
Total warrants	2,600,000	4,922,860

Total Financial Instruments	2,650,000	$5,058,360

Below is a reconciliation of the change in the fair values of the financial instruments from January 1, 2009 through December 31, 2009.

	Shares / Warrants	Fair Value

Balance, January 1, 2009	5,000,000	$671,240
Revaluation credited to operations	-	(262,725)
Balance, March 31, 2009	5,000,000	408,515
Revaluation charged to operations	-	1,761,440
Balance, June 30, 2009	5,000,000	2,169,955
Revaluation charged to operations	-	2,738,135
Conversion of Series A Preferred Stock to Common Stock	(416,667)	(666,667)
Balance, September 30, 2009	4,583,333	4,241,423
Conversion of Series A Preferred Stock to Common Stock	(683,333)	(1,282,500)
Exercise of A warants	(1,250,000)	(1,589,895)
Revaluation charged to operations	-	3,689,332
Balance, December 31, 2009	2,650,000	$5,058,360

NOTE 11 - SERIES A CONVERTIBLE PREFERRED STOCK

On March 21, 2008, the Company entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with T Squared Investments LLC (the “Investor”) to sell in a private placement to the Investor for an aggregate purchase price of $500,000, (i) 833,333 shares of the Company’s newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.60 per share (the “Shares”), (ii) warrants to purchase up to 1,250,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.75 per share (the “A Warrants”) or an aggregate exercise price of $937,500 if all of the A Warrants were exercised, and (iii) warrants to purchase up to 1,500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.00 per share (the “B Warrants”), or an aggregate exercise price of $1,500,000 if all the B Warrants were exercised. The Company issued the Shares, the A Warrants and B Warrants on the same day. Westernking Financial Service acted as the sole placement agent in the transaction for a fee of $30,000 (6% of the gross proceeds).

The Company also entered into a Registration Rights Agreement with the Investor, pursuant to which the Company was obligated to file and have declared effective by the SEC a registration statement registering the resale of the Shares and common stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the A Warrants and B Warrants. If the registration statement was not declared effective by the SEC by August 28, 2008, the Registration Rights Agreement provided for the Company to issue to the Investor as liquidated damages an additional 1,000 shares of Series A Preferred Stock for each day thereafter not declared effective (subject to a maximum of 250,000 shares). On October 17, 2008, the SEC declared effective the Company’s registration statement on Form S-1. On October 15, 2008, the Company issued 46,000 shares of common stock to the investor in consideration for the waiver of liquidated damages.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Series A Preferred Stock, has no voting or dividend rights, is entitled to a liquidation preference of $0.60 per share, and each share is convertible into one share of Company common stock at the option of the holder (which was adjustable to more shares if certain ”defined EPS”  performance thresholds were not met for the six months ended September 30, 2008 or the year ended December 31, 2008; however, the performance thresholds were met). In addition, the Investor had the right to participate in any subsequent funding by the Company on a pro-rata basis at 100% of the offering price for a three month period following the closing. In addition, the conversion price of the Series A Preferred Stock and the exercise price of the warrants is to be reduced in the event of any stock splits or stock dividends or in the event that the Company sells, grants, or issues any shares, options, warrants, or any convertible instrument at a price below the $0.60 current conversion price of the Series A Preferred Stock or the current exercise prices of the warrants.

The Company recorded as a $196,500 deemed dividend and as a $196,500 increase in additional paid-in capital , the beneficial conversion feature allocated to the convertible preferred stock only ($196,500) based on a relative allocation of the fair values of the convertible preferred stock ($625,000), the A warrants ($477,250) and the B warrants ($488,250) to the gross actual proceeds received ($500,000). The fair value of the warrants was estimated using  the Black-Scholes option pricing model and the following assumptions: stock price of $0.75 per share, exercise price of $0.75 per share for the A warrants, exercise price of $1.00 per share for the B warrants, term of 3 years, expected volatility of 74%, and risk-free interest rate of 4%.

On July 16, 2008, the Company sold the Investor, for an aggregate purchase price of $250,000, an additional 416,667 shares of Series A Preferred Stock, warrants to purchase up to 500,000 shares of Company common stock exercisable for a period of three years at an exercise price of $0.9375 per share, and warrants to purchase up to 600,000 shares of Company common stock exercisable for a period of three years at an exercise price of $1.25 per share. The Company recorded as a $126,250 deemed dividend and as a $126,250 increase in additional paid-in capital, the beneficial conversion feature allocated to the convertible preferred stock only ($126,250) based on a relative allocation of the fair values of the convertible preferred stock ($287,083) and the warrants ($281,580) to the gross actual proceeds received ($250,000). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.689 per share, exercise prices of $0.9375 and $1.25 per share, term of 3 years, expected volatility of 71.4%, and risk-free interest rate of 4%.

Below is summary of the deemed dividends for the year ended December 31, 2008:

March 21, 2008	$196,500
July 16, 2008	126,250
Total	$322,750

On October 27, 2008, the Company issued 100,000 shares of common stock to the Investor for the conversion of 100,000 shares of Series A Preferred Stock. On September 10, 2009, the Company issued 416,667 shares of common stock to the Investor for the conversion of 416,667 shares of Series A Preferred Stock. On October 22, 2009, the Company issued 433,333 shares of common stock to the Investor for the conversion of 433,333 shares of Series A Preferred Stock. On November 23, 2009, the Company issued 250,000 shares of common stock to the Investor for the conversion of 250,000 shares of Series A Preferred Stock. There are 50,000 shares of Series A Preferred Stock remaining.

In November and December 2009, the aforementioned A warrant holder exercised 916,666 A warrants in a cashless exercise and received 598,006 shares of common stock.

In October 2009, the aforementioned A warrant holder exercised 333,334 A warrants at a price of $0.75 per share, or $250,000 total, and was issued 333,334 shares on January 18, 2010.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 12 – STOCK OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK

A summary of stock option and warrant activity for the years ended December 31, 2009 and 2008 as follows:

	Stock Options	Warrants
Outstanding at January 1, 2008	-	-

Granted and issued	400,000	3,850,000
Exercised	-	-
Forfeited/expired/cancelled	-	-

Outstanding at December 31, 2008	400,000	3,850,000

Granted and issued	-	-
Exercised	(107,059)	(1,250,000)
Forfeited/expired/cancelled	(42,941)	-
Outstanding at December 31, 2009	250,000	2,600,000

Stock options outstanding at December 31, 2009 consist of:

Date	Number	Number	Exercise	Expiration
Granted	Outstanding	Exercisable	Price	Date

March 10, 2008	250,000	250,000	$1.00	March 10, 2012

Total	250,000	250,000

The 400,000 stock options granted in 2008 were all issued to the Company’s law firm for services rendered.

On March 10, 2008, the Company granted 250,000 options to the law firm, all exercisable at $1.00 per share to March 10, 2012, and expensed the $59,225 fair value of these options at March 10, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.41 per share, exercise price of $1.00 per share, term of 4 years, expected volatility of 100%, and risk-free interest rate of 4%).

On December 31, 2008, the Company granted 150,000 options to the law firm, all exercisable at $0.30 per share to December 31, 2012, and expensed the $31,410 fair value of these options at December 31, 2008 (estimated using the Black-Scholes option pricing model and the following assumptions: stock price of $0.29 per share, exercise price of $0.30 per share, term of 4 years, expected volatility of 107%, and risk-free interest rate of 2%).

In July 2009, pursuant to a cashless exercise amendment, 107,059 options were converted into 107,059 shares of common stock and the remaining 42,941 options were cancelled. The Company expensed the $32,118 exercise amount relating to the 107,059 shares.

Warrants outstanding at December 31, 2009 consist of:

Date	Number	Number	Exercise	Expiration
Granted	Outstanding	Exercisable	Price	Date

March 21, 2008	1,500,000	1,500,000	$1.0000	March 21, 2011
July 16, 2008	500,000	500,000	$0.9375	July 16, 2011
July 16, 2008	600,000	600,000	$1.2500	July 16, 2011

Total	2,600,000	2,600,000

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 13 – RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Harbin Hainan Kangda and Taishan Kangda only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.  In addition, PRC laws and regulations require that annual appropriations of after-tax income should be set aside prior to payments of dividends as a reserve fund.  As a result of these PRC laws and regulations Harbin Hainan Kangda and Taishan Kangda are restricted in their ability to transfer a portion of their net assets in the form of dividends, loans or advances, which restricted portion amounted to $10,306,160 and $10,185,183 at December 31, 2009 and 2008, respectively.

NOTE 14 - INCOME TAXES

The Company is subject to current income taxes on an entity basis on taxable income arising in or derived from the tax jurisdiction in which each entity is domiciled.

US China Kangtai was incorporated in the United States and is subject to United States income tax. No United States income taxes were provided in 2009 and 2008 since US China Kangtai had taxable losses in those periods.

At December 31, 2009, US China Kangtai has an unrecognized deferred United States income tax liability relating to undistributed earnings of Harbin Hainan Kangda. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

BVI China Kangtai was incorporated in the BVI and is not subject to tax on income or on capital gains.

Harbin Hainan Kangda and Taishan Kangda were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. Harbin Hainan Kangda located its factories in a special economic region in Harbin, the PRC. This economic region allows foreign owned enterprises a two-year income tax exemption beginning in the first year after they become profitable, being 2005 and 2006, and a 50% income tax reduction for the following three years, being 2007 to 2009. Harbin Hainan Kangda was approved as a wholly owned foreign enterprise in March 2005. The effective income tax rate was 15% for the years ended December 31, 2009 and 2008. The income tax rate is increased to 25% beginning from January 1, 2010.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate of 35% to income (loss) before income taxes. The sources of the difference follow:

	December 31,
	2009	2008

Expected tax at 35%	$715,241	$2,361,601
Non-deductible expense from revaluation of Series A Preferred Stock and A, B, C, and D warrants with characteristics of liabilities at fair value	2,774,164	-
Tax effect of unutilized losses of US China Kangtai and BVI China Kangtai	63,797	143,313
Tax effect of PRC income taxed at lower rate	(1,989,781)	(1,438,984)
Actual provision for income taxes	$1,563,421	$1,065,930

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company leases farm sheds and land for growing cactus from third parties under operating leases. Rental expenses for all operating leases for the years ended December 31, 2009 and 2008 were $ 8,056 and $12,210 respectively.

At December 31, 2009, future minimum rental commitments under all non-cancellable operating leases are due as follows:

For the Year Ended
December 31,
2010	$6,272
2011	6,272
2012	6,272
2013	6,272
2014	2,175
Thereafter	52,212
Total	$79,475

Consulting Agreements

The Company entered into a six months investor relations consulting contract on July 1, 2009. The Company is required to pay the consultant a fee of $5,000 per month, consisting of $2,500 in cash and $2,500 in Company restricted common stock. The contract is to be automatically renewed for six months unless either of the two parties gives 30 days written notice of termination. At April 13, 2010, the Contract is still active.

The Company entered into a one year consulting agreement with First Trust China Ltd. on September 1, 2009. The Company is required to pay the consultant a monthly cash retainer of $2,000 paid quarterly, of which the first 3 months was due upon signing of the contract. In addition, the Company is required to issue 80,000 shares of its common stock to the consultant semi-annually, the first 40,000 shares (which were issued February 9, 2009) of which were to be issued within 3 months of signing the agreement.

General and administrative expenses for the year ended December 31, 2009 includes $16,831 incurred to the consultants.

Concentrations and risks

During 2009 and 2008, substantially all of the Company’s assets were located in China and 100% of the Company’s revenues were derived from customers located in China and Taiwan.

Substantially all of Harbin Hainan Kangda and Taishan Kangda’s business operations are conducted in the PRC and governed by PRC laws and regulations.  Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 16 – SEGMENT AND OTHER INFORMATION

The Company operates in one industry segment – the production and sale of cactus, cactus health food, and other cactus products.  Substantially all of the Company’s identifiable assets at December 31, 2009 and 2008 were located in the PRC.  Net sales for the periods presented were all derived from PRC and Taiwan customers. During the years ended December 31, 2009 and 2008, two customers accounted for 18.6% and 14.3% of net sales, and 12.6% and 15.9% of net sales, respectively.

Net sales consisted of:
	December 31,
	2009	2008

Finished goods	$23,791,283	$16,500,200
Cactus stock	2,746,073	3,800,383
Total	$26,537,356	$20,300,583

NOTE 17- STATUS OF COMMON STOCK PURCHASE AGREEMENT (LIMITED PRIVATE PLACEMENT OFFERING WITH SEASIDE 88, LP) ENTERED INTO IN NOVEMBER 2009

On  November 15, 2009, the Company entered into a Common Stock Purchase Agreement (the “Agreement”) with Seaside 88, LP (“ Seaside”),  relating to the offering and sale of up to 2,100,000 shares of Company common stock. Subject to the limitations and qualifications set forth therein, the Agreement requires the Company to issue and sell, and Seaside to purchase, up to 150,000 shares of common stock once every two weeks, subject to the satisfaction of customary closing conditions. At the initial closing and at each subsequent closing, on each 14th day thereafter for twenty-six (26) weeks, the offing price of the common stock will equal 87% of the volume weighted average trading price of the common stock for the ten consecutive trading days immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the common stock for the three trading days  immediately prior to such closing is below $1.25 per share, then the particular subsequent closing will not occur and the aggregate number of Shares to be purchased shall be reduced by 150,000 shares of common stock, The Agreement provides that the Company may, at its sole discretion, upon thirty (30) days’ prior written notice to Seaside, terminate the Agreement after the fifth subsequent closing. The Agreement contains representations and warranties and covenants for each party, which must be true and have been performed at each closing. The Agreement may be terminated by Seaside, by written notice to the Company, if the initial closing has not been consummated on or before March 31, 2010, provided, however, if the Company receives comments from the Securities and Exchange Commission on the registration statement covering the sale to Seaside, or the resale by Seaside, of the Shares, this date shall be extended until April 30, 2010.

At April 14, 2010, the registration statement to register the shares of common stock for resale has not been filed and, no shares of common stock have been issued to Seaside under the Agreement. At this point, Seaside has not filed notice under Section 5.1 of the Agreement, or commenced or threatened legal action against the Company for the $200,000 in liquidated damages that may be due Seaside under the Agreement. The Agreement provides that such liquidating damages would be due in the event the Company exercises its termination right and within six months of such terminations initiates another financing having committed funding dates scheduled at pre-determined intervals of between one week and two months. The Company, now not interested in pursuing the Agreement, is currently attempting to negotiate an amicable resolution of the matter with Seaside.

CHINA KANGTAI CACTUS BIO-TECH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 18 - SUBSEQUENT EVENTS

On January 26, 2010, the Company issued 76,738 shares of its common stock to Crone Law Group in a cashless exercise of 125,000 stock options exercisable at a price of $1.00 per share.

On February 8, 2010, the Company issued 40,000 shares to First Trust China Ltd. pursuant to the consulting agreement signed on September 1, 2009 (see Note 15).

On February 25, 2010, the Company issued 475,000 shares of its common stock to T Squared Investments LLC, a B warrant holder, at the price of $1.00 per share pursuant to an exercise of B warrants.

On March 3, 2010, the Company issued 125,000 shares of its common stock to Crone Law Group in an exercise of 125,000 stock options at the price of $1.00 per share.

The Company has evaluated subsequent events through the filing date of this Form 10-K and has determined that there were no additional subsequent events to recognize or disclose in these financial statements.